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                                                                    EXHIBIT 10.2

                     PRIVATE LABEL CREDIT PROGRAM AGREEMENT

     This Private Label Credit Program Agreement is made as of the 26th day of April, 2005, by and between BLAIR CORPORATION, a Delaware corporation with its principal offices at 220 Hickory Street, Warren, PA 16366 ("Blair") and World Financial Capital Bank, a Utah industrial bank with its principal offices at 2855 East Cottonwood Parkway, Salt Lake City, UT 84121 ("Bank").

                                   WITNESSETH:

     WHEREAS, Bank has established programs to extend private label credit to qualified customers for the purchase of goods;

     WHEREAS, Blair is engaged, among other activities, in selling merchandise through catalog, retail stores, the internet and other direct marketing means;

     WHEREAS, concurrently with the execution of this Agreement, Bank and Blair are entering into a Purchase, Sale and Servicing Transfer Agreement (the "Purchase Agreement") pursuant to which Bank shall purchase Blair's Customer Credit Business (as hereinafter defined), including certain accounts and associated receivables ("Purchased Accounts"); and

     WHEREAS, it is a condition precedent to the obligations of Blair under the Purchase Agreement that Blair and Bank enter into this Agreement;

     NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Blair and Bank agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     1.1 Generally. The following terms shall have the following meanings when used in this Agreement:

     - "Account" means a private label credit open end credit account established in favor of an Accountholder, pursuant to which such Accountholder may finance the purchase of Goods from Blair Channels and Enhancement Products, all subject to the terms of an Account Agreement. The term Account includes Purchased Accounts.

     - "Account Agreement" means the account agreement between Bank and an Accountholder governing the use of an Account, together with any amendments, modifications or supplements which now or hereafter may be made to such Account Agreement (and any replacement of such agreement).

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     - "Account Application" means the private label credit application which must be completed and submitted by individuals who wish to become Accountholders.

     - "Account Documentation" means, with respect to Accounts, all Account Applications, Credit Cards, and Billing Statements relating to such Accounts.

     - "Account List" means any list in electronic form that identifies or provides a means of differentiating Accountholders, including any such electronic listing that includes the names, addresses, email addresses (as available), and telephone numbers of Accountholders.

     - "Accountants" has the meaning set forth in Section 10.2 hereof.

     - "Accountholder" means any Person who has been issued an Account by Bank and includes any authorized user(s).

     - "Accountholder Data" means all personally identifiable information about an Accountholder received by Bank in connection with the Accountholder's application for or use of a Private Label Credit Card or Account, but does not include any information collected independently by Blair through or in the course of its business.

     - "Accountholder Indebtedness" means all amounts charged and owing to Bank by Accountholders with respect to Accounts (including finance charges, NSF fees, late charges, pay-by-phone fees and any other fees and charges), whether or not billed, less the amount of any credit balances owing by Bank to Accountholders, including any credits associated with returns of Goods and similar credits and adjustments, whether or not billed.

     - "Affiliate" means, with respect to any Person, each Person that controls, is controlled by, or is under common control with, such Person.

     - "Agreement" means this Program Agreement, together with all of its schedules and exhibits, and, if modified, altered, supplemented, amended and/or restated, as the same may be so modified, altered, supplemented, amended and/or restated from time to time.

     - "Applicable Law" means all federal, state and local laws, statutes, regulations, written regulatory guidance, orders or directives, as may be amended and in effect from time to time during the Term of this Agreement, including, but not limited to: (i) the Truth in Lending Act and Regulation Z; (ii) the Equal Credit Opportunity Act and Regulation B; (iii) the Fair Credit Reporting Act; (iv) the Gramm-Leach-Bliley Act and its implementing regulations ("GLBA"); and (vi) the PATRIOT Act and its implementing regulations.

     - "Approval Rate Threshold" means the approval rates set forth in Schedule 3.4.


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     - "Automated Telephone Application" shall mean an application procedure designed to open Accounts at the point of sale or order entry, in which an application for credit is processed without a paper application being completed by an Applicant, but instead, the Applicant's information is keyed into the telephone.

     - "Bank" has the meaning set forth on page 1.

     - "Bank Event of Default" means the occurrence of any one of the events listed in Section 12.2 hereof or an Event of Default of Bank.

     - "Bank Licensed Marks" means the trademarks, trade names, service marks, logos and other proprietary designations of Bank listed on Schedule B and licensed to Blair under Section 8.2 hereof.

     - "Bankruptcy Code" means Title 11 of the United States Code, as amended, or any other applicable state or federal bankruptcy, insolvency, moratorium or other similar law and all laws relating thereto.

     - "Bank's Parent" means Alliance Data Systems Corporation.

     - "Bank's Privacy Policy" shall mean the privacy policy to be provided by Bank to Accountholders in connection with the Program, in the form consistent with the terms of this Agreement and Applicable Law.

     - "Batch Prescreen Application" shall mean a process where Bank's offer of credit is made to certain customers prequalified by Bank, in a batch mode within a catalog environment. This process will be used in conjunction with the mailing of catalogues to qualified prospective Accountholders and will be integrated with the phone order processing system which will contain an indicator identifying qualified prospects.

     - "Billing Cycle" means the interval of time between regular periodic Billing Dates for an Account.

     - "Billing Date" means, for any Account, the last day of a Billing Cycle as of when the Account is billed.

     - "Billing Statement" means a summary of Account credit and debit transactions for a Billing Cycle including a descriptive statement (as provided by Blair to Bank) covering purchases of Goods and a statement with only past-due account information.

     - "Blair Channels" means all retail establishments owned or operated by Blair in the United States and all mail order, catalog (including Inserts), electronic mail outlets (including websites operated by Blair) and other direct access media (not used for initiating Accounts or submitting Account transactions to the Bank)within the United States that are owned or operated by Blair.


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     - "Blair Event of Default" means the occurrence of any one of the events listed in Section 12.3 hereof or an Event of Default of Blair.

     - "Blair Licensed Marks" means the trademarks, trade names, service marks, logos and other proprietary designations of Blair listed on Schedule A and licensed to Bank by Blair under Section 8.1 hereof.

     - "Business Day" means any day, other than a Saturday, Sunday or legal or banking holiday, on which Blair and Bank both are open for business.

     - "Change in Control" means any acquisition of Control of Blair by an entity other than an Affiliate of Blair, or acquisition of Control of Bank by an entity other than an Affiliate of Bank, as the case may be.

     - "Charge Transaction Data" means the transaction information with regard to each purchase of Goods by an Accountholder on credit and each return of Goods for credit in the form of electronic information as more particularly set forth in the Operating Procedures.

     - "Co-Branded Credit Card" means a credit card that bears a Blair Licensed Mark and the trademarks, tradenames, service marks, logos and other proprietary designations of VISA U.S.A., Inc., MasterCard International Inc., American Express, Discover or any other payment system that is generally accepted by sellers in the general purpose department store business.

     - "Competing Program" has the meaning set forth in Section 2.5(a) hereof.

     - "Confidential Information" has the meaning set forth in Section 11.1 hereof.

     - "Continuity Products" means goods that are offered by or through Blair Channels to Qualified Blair Customers in a series.

     - "Control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

     - "Customer Credit Business" means the Business, as that term is defined in the Purchase Agreement.

     - "Disclosing Party" has the meaning set forth in Section 11.1 hereof.

     - "Enhancement Products" means the Account enhancement products listed in
     Schedule 4.7, or such other products as shall be approved by the Operating Committee from time to time.


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     - "Event of Default" means the occurrence of any one of the events listed in Section 12.1 hereof.

     - "Fair Market Value" has the meaning set forth in Section 14.3 hereof.

     - "Federal Funds Rate" means the offered rate as reported in The Wall Street Journal in the "Money Rates" section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more, as published in the most recent Friday edition prior to any required payment or settlement date in which such offered rate is reported, and if such rate is not so reported in any Friday edition of The Wall Street Journal during the thirty day period preceding such required payment or settlement date, such offered rate as reported in another publication reasonably acceptable to the parties.

     - "Forms" has the meaning set forth in Section 3.3(c) hereof.

     - "GAAP" means generally accepted accounting principles, consistently applied.

     - "Goods" means the products sold by or through Blair Channels, primarily for personal, family, or household purposes.

     - "Governmental Authority" means any federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity.

     - "Indemnified Party" has the meaning set forth in Section 15.3 hereof.

     - "Indemnifying Party" has the meaning set forth in Section 15.3 hereof.

     - "Indemnity Cap" has the meaning set forth on Schedule 15.

     - "Indemnity Deductible" has the meaning set forth on Schedule 15.

     - "Initial Term" has the meaning set forth in Section 13.1 hereof.

     - "Inserts" has the meaning set forth in Section 4.8 hereof.

     - "Instant Credit Application" shall mean an in store or catalog application procedure designed to open Accounts at point of sale or order entry whereby an application for credit is communicated to Bank either verbally at point of sale or systemically during the catalog order entry process according to Bank's Operating Procedures.

     - "Intellectual Property" means, on a worldwide basis, other than with respect to Blair Licensed Marks or Bank Licensed Marks, any and all: (i) rights associated with works of authorship, including copyrights, moral rights and mask-works; (ii) trade names, trade marks and service marks and the goodwill associated therewith; (iii) trade secret rights; (iv) patents, inventions, designs, processes, procedures, codes algorithms, methods and


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     other industrial property rights; (v) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (vi) applications, registrations, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

     - "Internet Instant Credit" shall mean an Internet application procedure designed to open Accounts during an Internet transaction whereby an Account Application is completed on the Program Website according to the Operating Procedures. The Account Application is then screened against the Bank's established credit criteria. The Bank's credit disposition response is then returned to the Internet session.

     - "Internet Online Prescreen" shall mean a process where a prescreened offer for an Account is made to customers meeting the Bank's credit criteria in a real-time preapproved process according to the Operating Procedures. The process utilizes the customer's shipping information or Blair's internal customer records. The customer records are pre-screened by a credit bureau using the Bank's established criteria to determine if an offer is appropriate. Customer records passing the bank's pre-screening criteria are returned to the Internet session where a pre-approved offer to open an Account is made.

     - "Internet Services" has the meaning set forth in Section 3.8(a).

     - "Knowledge" means the actual knowledge of the executive officers of the organization who have managerial responsibility for the Program.

     - "Loyalty Program" means any program developed by Blair to build incremental customer purchases by offering rewards for future purchases of Goods.

     - "Marketing Commitment" shall have the meaning set forth in Schedule
     4.1(a).

     - "Marketing Funds" shall have the meaning set forth in Schedule 4.1(a).

     - "Marketing Plan" means the document that outlines the objectives, strategies and tactics of new account solicitation, usage and awareness programs for the applicable planning period.

     - "Material Change" shall have the meaning set forth in Section 3.4(b).

     - "Monthly Settlement Sheet" has the meaning set forth in Section 7.2 hereof.

     - "Net Credit Sales" means, for any Program Year, an amount calculated by Bank as follows: an amount equal to (a) gross credit sales (except gross credit sales related to special credit programs such as deferred credit programs) on Accounts during each Program Year including taxes and shipping, minus (b) the sum of credits paid by Blair to Bank for returned Goods and other credits related to the price of Goods (such as


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     concessions, discounts and adjustments) with respect to such Accounts during such Program Year.

     - "Net Proceeds" has the meaning set forth in Section 6.4(b).

     - "New Mark" has the meaning set forth in Sections 8.1(b) and 8.2(b) hereof.

     - "Nominated Purchaser" has the meaning set forth in Section 14.2(a).

     - "On-Line Prescreen Application" or "On-Line Prescreen" shall mean a process where a pre-screened offer of credit is made to customers meeting Bank's credit criteria in a real-time pre-approved process according to the Operating Procedures. The process utilizes traditional order entry data elements to build customer records. The customer records are pre-screened by a credit bureau using Bank's established criteria to determine if an offer of credit is appropriate. Customer records passing the Bank's pre-screening credit criteria are returned to the point of order entry where the pre-approved offer to open an Account is made. Records not passing the credit criteria are not returned and no offer is made.

     - "Operating Committee" shall mean the committee established pursuant to
     Section 4.2 hereof.

     - "Operating Procedures" shall mean Bank's instructions and procedures as written by Bank and provided to Blair to be followed by Blair in connection with the Program, as set forth on Schedule 3.1(a), as amended from time to time in accordance with Section 16.5 hereof.

     - "Person" means and includes any individual, partnership, joint venture, corporation, company, bank, trust, unincorporated organization, government or any department, agency or instrumentality thereof.

     - "POS" means point of sale.

     - "Prime Rate" shall mean a "Prime Rate" of interest as published in the "Money Rates" section of The Wall Street Journal.

     - "Private Label Credit Card" or "Credit Card" means a credit card which may be issued by Bank in its discretion to an Accountholder in connection with the Program, in each case which bears a Blair Licensed Mark.

     - "Program" means the private label credit program established by Bank and made available to Accountholders for the purchase of Goods through Blair Channels, including, without limitation, the extension of credit, billings, collections, customer service,


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     accounting between the parties and all other aspects of the customized credit plan specified in this Agreement and the Schedules hereto and in Account Agreements.

     - "Program Assets" means the Accounts, Purchase Documentation, Accountholder List, and Accountholder Indebtedness.

     - "Program Commencement Date" shall mean the date on which Bank commences operation of the Program. Bank shall be deemed to have commenced operation of the Program on the earlier of the date on which Bank begins to issue new Accounts, the date on which Bank notifies Blair in writing that Bank has commenced operation of the Program, or the date on which Bank purchases the Purchased Accounts.

     - "Program Purchase Date" has the meaning set forth in Section 14.2(c).

     - "Program Website" has the meaning set forth in Section 3.8(a).

     - "Program Year" shall mean each full twelve calendar month period following the Program Commencement Date, except that, if the Program Commencement Date falls on a date other than the first day of a calendar month, the first Program Year will include the days of such calendar month after the Program Commencement Date and the next full twelve calendar months.

     - "Purchase Agreement" has the meaning set forth on page 1 hereof.

     - "Purchase Documentation" means, with respect to Accounts to be purchased by Blair pursuant to Section 14.2, the form of all current Account Documentation, the current Account balance information, the current Account repayment terms, and the current Account status information.

     - "Purchased Accounts" has the meaning set forth on page 1 hereof.

     - "Qualified Blair Customer" shall mean current, potential or future customers of Blair that may be available for Accounts under the Program.

     - "Qualified Blair Customer List" means the list of Qualified Blair Customers provided from time to time by Blair to Bank for purposes of soliciting such Persons for the Program in accordance with a Marketing Plan.

     - "Receiving Party" has the meaning set forth in Section 11.1 hereof.

     - "Renewal Term" has the meaning set forth in Section 13.1 hereof.

     - "Risk Management Policies" has the meaning set forth in Section 3.4(a) hereof.

     - "SLS" means each individual performance service level standard set forth at Schedule 5.2.


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     - "Solicitation Materials" means catalogues and other documentation, materials, artwork, copy, trademarks (excluding Blair Licensed Marks and Bank Licensed Marks), copyrights and any protectible items, in any format or media (including television and radio), used to promote or identify the Program to Accountholders and potential Accountholders, including, without limitation, direct mail solicitation materials, Internet and coupons.

     - "Supported Accounts" has the meaning set forth in Section 3.5 hereof.

     - "Term" means the Initial Term and each Renewal Term.

     - "Termination Period" means the period beginning with the date of any notice of termination pursuant to Article 13 and ending on the Program Purchase Date, if Blair or its designee purchases the Program Assets or upon notice that Blair will not purchase the Program Assets if it determines not to do so.

     - "Trademark Style Guide" means any rules governing the manner of usage of trademarks, tradenames, service marks, logos and other proprietary designations.

     - "Transaction" means any purchase of Goods through a Blair Channel using an Account.

     - "Value Proposition" means promotional card event discounts, and any other card-related features or benefits as may be approved by the Operating Committee from time to time, which may be funded using Marketing Funds and/or by Blair.

     1.2 Miscellaneous. As used herein,

          (a) all references to the plural number shall include the singular number (and vice versa),

          (b) all references to "herein," "hereunder," "hereinabove" or like words shall refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement, and

          (c) all references to "include," "includes" or "including" shall be deemed to be followed by the words "without limitation."

                                    ARTICLE 2
                          ESTABLISHMENT OF THE PROGRAM

     2.1 Generally. Pursuant to the terms and conditions of this Agreement, Blair and Bank shall establish and participate in the Program commencing on the Program Commencement Date.


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     2.2 Credit Program.

          (a) Beginning as of the Program Commencement Date, Bank shall offer Accounts to Qualified Blair Customers in accordance with this Agreement and the Account Agreement.

          (b) Qualified applicants desiring to use the Program shall be granted an Account by Bank with a credit line in an amount to be determined by Bank in its discretion for each individual applicant. Subject to Section 3.6 and Applicable Law, Bank shall determine the terms and conditions of the Account to be contained in an Account Agreement.

          (c) Applicants who wish to apply for an Account under the Program must submit a completed application on a form or in an electronic format approved by Bank, and Bank shall grant or deny the request for credit based solely upon Bank's credit criteria. With respect to applicants who wish to apply for an Account in a Blair retail establishment, Blair shall provide a copy of the Account Agreement to the applicant to be retained for the applicant's records. The application shall be submitted to Bank by the applicant or submitted by Blair on behalf of the applicant, as required in the Operating Procedures. If Bank grants the request for an Account, Bank will establish an credit limit for such Account in an amount determined by Bank. Blair reserves the right to continue to develop and market its programs for Continuity Products.

          (d) Bank shall make available to Blair and Blair shall utilize Batch Prescreen Application, Instant Credit Application, Automated Telephone Application, On-Line Prescreen Application and mail-in application procedures.

          (e) Blair agrees that it will protect and keep confidential the information on such applications and shall not disclose the information to anyone other than authorized representatives of Bank or Blair, or the applicant.

     2.3 Value Proposition. Bank shall offer to Accountholders any Value Proposition.

     2.4 Conversion of Purchased Accounts. On the Program Commencement Date, Bank will commence, subject to the requirements of Applicable Law, to convert the Purchased Accounts to the terms and conditions specified in Schedule 2.4 hereto. After the Program Commencement Date, Bank shall prepare and send a change in terms notice as required by Applicable Law with respect to Purchased Accounts.

     2.5 Exclusivity.

          (a) General. Except as otherwise provided in this Section 2.5, during the Term of this Agreement (excluding the Termination Period), Blair, on behalf of itself and its Affiliates, agrees not to enter into or be a party to an agreement or arrangement, or act as a partner of a bank or credit card issuer, relating to a program for private label credit or co-brand credit bearing a Blair Licensed Mark or other mark using the Blair name in the United States or any other credit programs similar in purpose to the Program (such a program, a "Competing Program"). In addition, Blair, on behalf of itself and its Affiliates, shall not itself or themselves operate or


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participate in a Competing Program. Bank shall have exclusive rights with respect to the Program.

          (b) Second-Look Credit Card Program. Notwithstanding Section 2.5(a), Blair shall have the right at any time during the Term of this Agreement, itself or through a third party, to establish an unadvertised program for issuing credit cards, including private label credit cards using Blair Licensed Marks, to customers whose applications have been declined by Bank, provided that Blair shall ensure that if Blair Licensed Marks are used in connection with such program, they are used in a manner which clearly differentiates them from the use of Blair Licensed Marks in the Program. Blair shall have the right to include references to such credit cards in any materials listing approved forms of payment, and to provide applications and brochures for such program to customers whose Account applications have been declined by Bank, provided, however, that if any of such materials contain a reference to the Program, Blair shall first seek the approval of Bank, which approval shall not unreasonably be withheld, conditioned or delayed.

          (c) Retail Portfolio Acquisition. Notwithstanding Section 2.5(a), Bank's sole rights with respect to credit card portfolios acquired by Blair or its Affiliates are set forth in Section 2.6 below.

          (d) Private Label Marketing Launch Funds. Bank will provide the amount set forth in Schedule 4.1(a) in connection with the marketing launch of the Purchased Accounts thereof.

          (e) Other Products. For clarity, other than the products set forth in
Section 2.5(a), this Agreement does not restrict in any way Blair rights with respect to other payment products, including debit cards, gift cards or stored value cards which do not compete with the Program.

     2.6 Retail Portfolio Acquisition.

          (a) In the event that Blair purchases another retailer, or any stores or other channels thereof, that directly or through a third party has a proprietary or co-branded credit card portfolio, Bank agrees to participate in the evaluation of a potential purchase of some or all of the credit card business of such retailer in the following manner.

               (i) Retailer that Operates a Credit Card Business. In connection with Blair's purchase of any portion of the retail operations of a retailer that directly or through an Affiliate provides a proprietary or co-branded credit card, Bank agrees to review with Blair and evaluate the due diligence materials to consider a potential joint bid with Blair to acquire the related credit card business offered for sale by such retailer in connection with Blair's acquisition of the retailer, or any of its stores or other channels on terms mutually satisfactory to both Bank and Blair. If Bank determines not to acquire such credit card portfolio, or terms mutually satisfactory to Blair and Bank are not reached, Blair shall have the right to purchase and operate such retailer's credit card business itself or to engage a third party to do so, provided, however, that Blair shall differentiate such business from the Program and Blair Channels shall not accept


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such credit card business. If Blair, directly or with a third party, acquires the credit card business of another retailer pursuant to this provision and this Agreement otherwise continues in effect, the provisions of Section 2.5 shall not apply to such acquired credit card business or to the associated acquired retail operations, including any growth thereof.

               (ii) Retailer that has a Credit Card with another Issuer. In connection with Blair's purchase of any portion of the retail operations of a retailer that has a proprietary or co-branded credit card through a third-party issuer, Bank agrees that it shall review with Blair and evaluate the due diligence materials to consider a potential purchase of the retailer's credit card portfolio from such third party issuer associated with the retail assets being acquired. In the event that Bank does not bid or is unsuccessful in its bid for the credit card portfolio, Blair may offer the credit card program of such third party issuer until the expiration or other termination of the agreement governing such program, and Bank may then at its option negotiate in good faith for the purchase of the credit card portfolio at that time. In the event that Bank does not acquire the credit card portfolio associated with the retail assets acquired by Blair, Blair shall have the right to purchase and operate such retailer's credit card business itself or to engage a third party to do so, provided, however, that Blair shall differentiate such business from the Program and Blair Channels shall not accept such credit card business. If Blair, directly or with a third party, acquires the credit card business of another retailer pursuant to this provision, Section 2.5 shall not apply to such acquired credit card business or to the associated acquired retail operations, including any growth thereof.

               (iii) Retailer that has a Proprietary or Co-Branded Credit Card with Bank. In connection with Blair's purchase of a retailer that has a proprietary or co-branded credit card portfolio operated by Bank, Bank agrees to discuss integrating such credit card portfolio with the Program.

          (b) Conversion of Purchased Accounts. If Bank acquires any credit card portfolio pursuant to Section 2.6(a)(i) or (ii), or operates a credit card portfolio as set forth in Section 2.6(a)(iii), Bank shall integrate such credit card portfolio with the Program, provided the integration is on terms mutually acceptable to Bank and Blair.

                                    ARTICLE 3
                          ADMINISTRATION OF THE PROGRAM

     3.1 Operation of the Program.

          (a) Except as modified by agreement of the parties or the Operating Committee from time to time, the Operating Procedures for the Program shall be as set forth on Schedule 3.1. The parties shall cooperate to review and revise the Operating Procedures as appropriate prior to and following the Program Commencement Date. Notwithstanding the foregoing, Bank may amend the Operating Procedures as necessary to comply with Applicable Law and may make such other amendments consistent with amendments made to all operating procedures for all private label credit programs operated by the Bank and all other like-kind programs operated or controlled by Bank Parent ("Technical Amendments"). Blair shall observe and comply with the Operating Procedures and such other reasonable procedures. Blair shall use its best efforts to


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ensure that Blair's employees are trained regarding the Operating Procedures and shall use its best efforts to ensure their compliance with them. If amendments are made to comply with Applicable Law, a copy of all such amendments shall be provided to Blair as soon as practicable. For Technical Amendments, a copy of the amendment shall be provided to Blair at least thirty (30) days prior to its effective date.

          (b) Bank shall provide, either directly or indirectly, the services, materials and personnel necessary to operate the Program in accordance herewith and in accordance with the Operating Procedures and any Marketing Plan agreed to by the parties from time to time.

          (c) Blair shall participate in the Program in accordance herewith and in accordance with the Operating Procedures and any Marketing Plan agreed to by the parties from time to time. Blair shall prominently advertise and actively promote the Program wherever customers can purchase Goods.

          (d) In the event of any conflict between the Operating Procedures and this Agreement, the Agreement shall control.

     3.2 Ownership of Accounts.

          (a) Except to the extent of Blair's and its Affiliates' interest in Blair Licensed Marks and Blair's option to purchase the Program Assets under
Section 14.2, and except as otherwise set forth in this Agreement, from and after the Program Commencement Date Bank shall be the sole and exclusive owner of all Accounts and Program Assets and shall have all rights, powers, and privileges with respect thereto as such owner, including, without limitation, the right, power and privilege to review periodically the creditworthiness of Accountholders to determine the credit limits or finance charge rates to be made available to individual Accountholders and whether to suspend or terminate the credit privileges of any Accountholder. All purchases of Goods in connection with the Accounts and the Accountholder Indebtedness shall create the relationship of debtor and creditor between the Accountholder and Bank, respectively. Blair acknowledges and agrees that (i) it has no right, title or interest (except for its interest in Blair Licensed Marks and its option to purchase the Program Assets under Section 14.2) in or to, any of the Accounts or Program Assets or any proceeds of the foregoing, and (ii) Bank extends credit directly to Accountholders.

          (b) Except as expressly provided herein, Bank shall be entitled to (i) receive all payments made by Accountholders on Accounts, (ii) retain for its account all Accountholder Indebtedness and such other fees and income authorized by the Account Agreements and collected by Bank with respect to the Accounts and Accountholder Indebtedness, and (iii) retain for its account Bank's share of income from selling credit card Enhancement Products in accordance with Schedule 4.11.

          (c) Bank shall fund all Accountholder Indebtedness on the Accounts.

          (d) Bank shall have the exclusive right to effect collection of Accountholder Indebtedness, except with respect to Accountholder Indebtedness charged back to Blair as provided in Section 6.5, and shall notify Accountholders to make payment directly to it in accordance with its instructions; provided, however, that Bank at its option may make all collections for its account using a Program name which includes the name of Blair and, if Bank so elects, the name of Bank, and may direct all checks to be made payable to "Blair" or, with Blair's prior approval, another name combined with the name Blair. Blair grants to Bank a limited power of attorney (coupled with an interest) to sign and endorse Blair's name upon any form of payment that may have been issued in Blair name in respect of any Account.

     3.3 Branding of Accounts/Credit Cards/Account Documentation/Solicitation Collateral Materials.

          (a) Subject to finalization of any Marketing Plan and the review by the Operating Committee, Bank shall be responsible for, and bear the cost of, design (provided it meets Bank's established standard specifications), development and delivery (other than the development and delivery at Blair Channels for which Blair shall bear the cost) of Account Documentation.

          (b) Blair Licensed Marks shall appear prominently on the face of any Private Label Credit Cards. The Private Label Credit Cards shall not bear Bank Licensed Marks; provided, however, Bank's name will appear on the back of the Card in order to identify Bank as the credit provider under the Program, together with any other disclosures required by Applicable Law or deemed necessary by Bank.

          (c) Bank shall design, with Blair's review, the Account Agreement, Account application, Credit Card, card mailer and Billing Statement to be used under the Program, subject to and in compliance with the requirements of Applicable Law. The degree to which Blair's tradenames, trademarks, servicemarks or logos appear on Account applications, card mailers, Credit Cards, Billing Statements, letters, and other documents and forms (collectively, "Forms") is a matter to be determined by Bank after consultation and coordination with Blair (as provided in Schedule 4.2), and in accordance with Applicable Law. Only one design shall be used for each Form. If Blair requests any changes to Forms which result in any Form being obsolete, Blair shall reimburse Bank for the cost of any unused obsolete Forms.

     3.4 Risk Management/Credit Standards.

          (a) Bank shall be solely responsible for developing and implementing risk management policies, procedures and practices for the Program in accordance with this Agreement, including policies, procedures and practices for credit and Account openings, transaction authorization, collections, credit line management, over-limit decisions, Account closures, payment crediting and charge-offs (collectively, "Risk Management Policies").

          (b) The decision to extend credit to any applicant under the Program shall be Bank's decision. Bank will work in good faith with Blair to develop business strategies with respect to the issuance of Accounts which are intended to maximize the potential of the Program, and which are mutually beneficial to Blair and Bank in accordance with Schedule 4.2. Based on Bank's discussions with Blair and due diligence regarding the Purchased Accounts, Bank confirms that it is Bank's intent to generate approval rates similar to those experienced by Blair in its operation of its private label credit program (assuming a similar credit risk distribution of applications as was experienced in the Purchased Accounts population during the six months prior to the Program Commencement Date) during the first eighteen (18) months of the Term. With respect to the Purchased Accounts, Bank shall transfer at the Program Commencement Date the then existing credit lines for such Purchased Accounts, and thereafter Bank shall use its proprietary Account management system to make periodic adjustments to credit lines of Accounts consistent with Bank's established credit line management procedures. Any change to underwriting criteria which Bank reasonably believes will constitute a Material Change (as defined below) with respect to Accounts and credit line assignments shall be discussed in the Operating Committee before implementation. However, Bank shall determine all credit underwriting policies and procedures, as subject to Applicable Law and safety and soundness considerations, subject to written notice at least 30 days prior to the effective date of the change to the extent reasonably practicable. In the event of a Material Change, Blair shall have the right to terminate the Agreement in accordance with 13.2(e). For purposes of this Agreement, "Material Change" shall mean (i) with respect to new Accounts, after three months following a change in underwriting or credit criteria there occurs a decrease of the approval rates of new Accounts by more than ten percent (10.00%), assuming a consistent risk distribution as that experienced for the three months prior to the change, and
(ii) with respect to credit line assignments, after three months following such a change there occurs a decrease equal to or greater than (a) twenty percent (20%) of the existing average credit line assignment for credit lines of less than one thousand dollars and (b) ten percent (10%) of the existing average credit line assignment for credit lines of one thousand dollars or more. Blair may from time to time request Bank to consider offering certain types of special credit programs. Bank shall reasonably consider Blair's requests and negotiate with Blair in good faith. However, Bank shall, in its sole discretion, subject to Applicable Law and safety and soundness considerations, determine whether or not to offer any of such programs. In the event Bank agrees to any special credit program, Blair and Bank shall mutually agree upon any special terms and fees associated with the program.

          (c) Bank and Blair shall perform all necessary security functions to minimize fraud in the Program due to lost, stolen or counterfeit cards and fraudulent applications. Blair agrees and acknowledges that it shall cooperate with Bank in such functions. All fraud losses other than fraud of Blair, employees or agents, shall be at Bank's expense.

     3.5 Intentionally Omitted.

     3.6 Changes to Rates and Fees of Accounts. Subject to Applicable Law and the terms and conditions set forth in the Account Agreement, Bank shall initially charge each Accountholder the rates and fees set forth in Schedule
2.2. Bank may make any changes in the terms and fees of the Account Agreement at any time as required by Applicable Law or on an individual Account by Account basis in connection with its servicing of the Accounts. With respect to any other changes in terms affecting the rates and/or fees charged by Bank as set forth in Schedule 2.2 Bank will, prior to making any changes, review and discuss such changes with Blair in order to maximize the potential of the Program and mutually benefit Blair and the Bank.

     3.7 Loyalty Program. At Blair's request, Bank will provide Blair with system functionality tied to the Accounts to support the Loyalty Program at no additional charge, to the extent the Loyalty Program is consistent with Bank's existing or future functionality offered to other Bank clients and is facilitated using monthly billing statements to active Accounts and does not include stand-alone mailings. Provided, however, that Bank will support stand-alone Accountholder mailings and zero-balance statements in conjunction with the Loyalty Program at Blair's expense or as part of the Marketing Funds. Bank will, at Blair's request, upon the terms, conditions and fees mutually agreed upon in writing by the parties, provide back office servicing and administration support for any Loyalty Program. A Loyalty Program will provide for loyalty point accumulation, tracking, lookup/reporting, and redemption where coupon is part of the Billing Statement, at no additional charge to Blair, consistent with Bank's existing or future functionality offered to other Bank clients. Blair is the owner of each and every Loyalty Program and will be responsible for determining and funding the reward related to such Loyalty Program and for ensuring that such Loyalty Program complies with all Applicable Law.

     3.8 Internet Services.

          (a) Accountholder Website. Subject to Blair's prior written approval of the Program Website and any changes thereto, Bank shall develop and maintain at Bank's cost a Blair-branded website for Accountholders and potential Accountholders, with the look and feel consistent with the Blair website ("Program Website"). The Program Website shall contain or otherwise be associated with only such material and links as shall be agreed by the Operating Committee from time to time. Blair will provide such links on (i) its home page,
(ii) its check-out pages, and (iii) such other pages as the Operating Committee shall determine from time to time. The Program Website shall also include links back to the Blair website, on the Program Website home page and such other pages as the Operating Committee shall determine from time to time. The Program Website shall include the following functions, and such other functions as may be approved by the Operating Committee from time to time (the Program Website and such functionality, collectively, the "Internet Services"):

               (i) Applications. The Program Website shall permit potential Accountholders to access an Account Application, and to complete and submit the Account Application online;

               (ii) Accountholder Customer Service. The Program Website shall permit Accountholders to (A) view the Accountholder's Account information and Billing Statements; and (B) make payments on the Accountholder's Account via automated clearing house transfer or other payment mechanism approved by the Operating Committee.

               (iii) Preapproved Account Acceptance. The Program Website shall allow Qualified Blair Customers to access an Account acceptance screen process, provide the needed information, access the appropriate disclosures, and accept an outstanding prescreen Account offer from Bank.

               (iv) Internet Online Prescreen. Bank shall make available Internet Online Prescreen services, subject to the following:

          Concerning Internet On-Line Prescreen, Bank will bear 100% of the Internet On-Line Prescreen credit bureau expense during the first Program Year and thereafter Bank shall bear such expense provided that Blair's Internet business' annual aggregate acceptance rate is at least equal to the "Target Acceptance Rate." The Target Acceptance Rate shall be 12% for Program Year 2; 17% for Program Year 3 and 22% for Program Year 4; and 25% for Program Year 5 and thereafter. If the aggregate acceptance rate of Blair's Internet business is less than the Target Acceptance Rate for any given Program year, Blair will compensate Bank for the shortfall in performance according to this formula:

Target Acceptance Rate - Actual Acceptance Rate   $0.25 x the actual number of
----------------------------------------------- X     credit bureau reports
             Target Acceptance Rate                     obtained by Bank
                                                      (to be adjusted on a
                                                    percentage basis tied to
                                                  percentage changes in actual
                                                   total bureau costs to Bank)

     This formula applies regardless of the approval rate. Bank may offset such amount against the Net Proceeds owed to Blair.

          Notwithstanding the foregoing, if in any Program Year the Target Acceptance Rate for that period is not achieved, but in the subsequent Program Year the Target Acceptance Rate applicable to such period is exceeded, Bank promptly will reimburse Blair in an amount equal to such performance overage up to but not in excess of the amount paid by Blair to Bank by reason of Blair's failure to achieve the Target Acceptance Rate in the prior Program Year.

     If the aggregate acceptance rate of Blair's Internet business is less than 10% at the end of Program Year 2, then Bank shall have the right to terminate Internet On-Line Prescreen.

          (b) Performance Standards. Bank represents and warrants that, to integrate and maintain the webpage and to ensure access to the Program Website and reduce technical errors, its software providing the link will function, and continue to function, in a sound technical manner. Blair branding style (including color, font and type size), marketing content and marketing design format of the Program Website shall be subject to approval by the Operating Committee; provided, however, (a) Bank shall not need the Operating Committee's approval for changes to any of its trademarks or service marks, or with respect to any requirement of Applicable Law; and (b) if at any time Bank, exercising its reasonable business judgment, believes any change to the marketing content or marketing design format is necessary, Bank may make such change upon receipt of approval from the Operating Committee, which approval shall not be unreasonably withheld. Bank shall appropriately monitor the Program Website to ensure it is functioning properly. Blair represents and warrants that, to integrate and maintain the link, and to ensure access to the Program Website and reduce technical errors, it will use its best efforts to ensure that its software providing the link will function, and continue to function, in a sound technical manner. Blair shall appropriately monitor the link to ensure it is functioning properly. In the event Bank changes or otherwise modifies the website address for the Program

Website, Blair will either update or modify the link as reasonably requested by Bank. In providing the link, Blair shall make it clear and conspicuous that the customer is leaving Blair's website and is being directed to the Program Website for the exclusive purpose of accessing the Program Website. Blair agrees that, in connection with the link, it will only use Bank's name, or any logo, statements, or any other information that is related to Bank, only in accordance with this Agreement, or as approved in advance and in writing by Bank.

          (c) Customer Privacy. Bank shall ensure that the Bank's Privacy Policy is clearly and prominently posted on the pages of the Program Website.

          (d) Internet Services Representations and Warranties. Each party represents and warrants to the other with respect to its Internet site used to support the Program as of the Program Commencement Date and during the Term of this Agreement that:

               (i) Such party has the license, right or privilege to use the hardware, software and content acquired from third parties for use in its respective Internet website, and that it is the owner (or licensee) of all hardware, software and content used in its respective Internet website and that neither the website as a whole, nor any part thereof, infringes upon or violates any patent, copyright, trade secret, trademark, invention, proprietary information, nondisclosure or other rights of any third party.

     3.9 Sales Taxes. Blair will pay when due any sales taxes relating to the sale of Goods. Bank shall notify Blair of any amounts written-off on Accounts by Bank, identified by Account, and shall provide reasonable aggregate report information and such other reasonable assistance as may be requested by Blair (provided Blair reimburses Bank for any additional expenses) in order to enable Blair to recover any sales tax charged to any Account that has been written-off by Bank.

     3.10 Catalog On-Line Prescreen. Concerning catalog On-Line Prescreen, Bank will bear 100% of the On-Line Prescreen credit bureau expense during the first Program Year and thereafter Bank shall bear such expense provided that Blair's catalog business' annual aggregate telephone acceptance rate is at least equal to the "Target Acceptance Rate." The Target Acceptance Rate shall be 12% for Program Year 2; 17% for Program Year 3 and 22% for Program Year 4; and 25% for Program Year 5 and thereafter. If the aggregate acceptance rate of Blair's catalog business is less than the Target Acceptance Rate for any given Program year, Blair will compensate Bank for the shortfall in performance according to this formula:

Target Acceptance Rate - Actual Acceptance Rate   $0.25 x the actual number of
----------------------------------------------- X     credit bureau reports
             Target Acceptance Rate                     obtained by Bank
                                                      (to be adjusted on a
                                                    percentage basis tied to
                                                  percentage changes in actual
                                                   total bureau costs to Bank)

This formula applies regardless of the approval rate. Bank may offset such amount against the Net Proceeds owed to Blair.

     Notwithstanding the foregoing, if in any Program Year the Target Acceptance Rate for that period is not achieved, but in the subsequent Program Year the Target Acceptance Rate applicable to such period is exceeded, Bank promptly will reimburse Blair in an amount equal to such performance overage up to but not in excess of the amount paid by Blair to Bank by reason of Blair's failure to achieve the Target Acceptance Rate in the prior Program Year.

     If the aggregate acceptance rate of Blair's catalog business is less than 10% at the end of Program Year 2, then (1) Blair may, at its sole option, using the above formula, reimburse Bank in an amount equal to the shortfall or (2) if Blair elects not to make such reimbursement payment to Bank, Bank shall have the right to terminate catalog On-Line Prescreen.

                                    ARTICLE 4
                            MARKETING OF THE PROGRAM

     4.1 Marketing Commitment.

          (a) On the Program Commencement Date, Bank hereby agrees to contribute Marketing Funds equal to the Marketing Commitment set forth in Schedule 4.1(a), for purposes of funding marketing activities for the Program, as further provided herein and therein.

          (b) The Marketing Commitment shall cover (all or a portion of) Blair's costs related to marketing the Program through such promotions and initiatives as may be established by the Operating Committee from time to time, including the items specified in Schedule 4.1(a). With the understanding that the purpose of the Marketing Fund is to develop, test and implement programs and initiatives with the ability to enhance and grow the Program, Bank agrees not to unreasonably withhold its approval for funding programs and initiatives which are aligned with this objective.

          (c) If the Marketing Funds are not used in the Program Year they will roll over to the first six months of the next Program Year, but shall not have any cash value. Blair shall pay all marketing and promotion expenses directly as they are incurred, and shall send Bank an invoice for the aggregate amount of the expenditures agreed upon by the Operating Committee together with copies of paid invoices or other supporting documentation reasonably satisfactory to Bank for such expenses and Bank shall reimburse Blair until Bank's maximum contribution amount for the applicable Program Year has been met. If Bank is notified of the termination of this Agreement by Blair pursuant to Section 13.2, then Bank shall have the right to cease the availability of the Marketing Funds contributed by Bank for any future marketing or promotions; provided, however, if the Term is renewed by Blair prior to the end of the Term, then Bank shall continue to contribute any unused Marketing Funds for such Program Year on a retroactive basis.

     4.2 Establishment of an Operating Committee. Blair and Bank shall establish the Operating Committee as set forth in Schedule 4.2, consisting of six (6) members, three (3) to be appointed by Blair and three to be appointed by Bank. Each party may substitute committee members upon three (3) Business Days' notice to the other party.

     4.3 Marketing Plans.

          (a) Within 30 days after the Program Commencement Date, the Operating Committee shall approve a Marketing Plan for the balance of calendar year 2005 and for calendar year 2006. On or before sixty (60) days prior to the end of calendar year 2006, the Operating Committee shall approve a Marketing Plan for the next calendar year.

          (b) At least once per calendar year, the Operating Committee shall consider features and other aspects of other private label credit card programs in order to identify marketplace developments for possible inclusion in the Program to ensure that the Program remains competitive with other private label credit card programs. The Operating Committee shall determine the appropriate persons and means to develop any plan with respect to the implementation of such change and shall decide whether to approve such plan and whether to test or launch any such Program changes for Accountholders or potential Accountholders.

          (c) Each Marketing Plan shall outline all programs, to the extent established and mutually agreed upon by Blair and Bank, and shall include to the extent feasible at least the following information for each program:

               (i) description of offer(s);

               (ii) description of target audience;

               (iii) planned budget, specifying Bank's share and Blair's share, if any; and

               (iv) target implementation dates (e.g., mailing dates and delivery dates).

          (d) Each Marketing Plan shall address development of Solicitation Materials and Account Documentation; new account acquisition strategies, including direct mailing and "take-one" acquisitions; activation, retention and usage; statement design and messaging; advertising of the Program; and such other marketing matters as the parties shall agree to.

          (e) Each Marketing Plan shall specify which party is responsible for each Marketing Plan item and shall contain a budget specifying the parties' respective financial responsibilities.

          (f) Any Marketing Plan may be modified or supplemented by the parties from time to time upon mutual agreement, provided such modifications or supplements, as the case may be, are approved by the Operating Committee. Blair shall retain the right to market Continuity Programs to Accountholders and Bank agrees to accept payments for Continuity Products from Accountholders, which will be submitted as Charge Transaction Data by Blair subject to the terms of this Agreement.

          (g) All marketing initiatives developed under this Agreement shall contain unique marketing source codes to facilitate post-marketing research and analysis.

     4.4 Communications with Accountholders.

          (a) Blair Inserts. Blair shall have the exclusive right to communicate with Accountholders for marketing purposes, except for Enhancement Products, any message required by Bank or other communications approved by the Operating Committee, through use of inserts, fillers and bangtails (collectively, "Inserts"), including Inserts selectively targeted for particular classes of Accountholders, in any and all Billing Statements, subject to such production requirements as contained in the Operating Procedures and Applicable Law. Blair shall be responsible for the content of, and the cost of preparing and printing, any Inserts not required by Applicable Law or approved by the Operating Committee. Any Blair inserts that reference Bank or the Program must be approved by Bank as to content, in Bank's reasonable discretion. All Inserts shall conform to Bank's customary production standards and requirements, including size and weight requirements as set forth in the Operating Procedures. If the insertion of Inserts in particular Billing Statements would increase the postage costs for such Billing Statement, Blair agrees to either pay for the incremental postage cost or prioritize the use of Inserts to avoid postage cost over-runs. Notwithstanding the foregoing, (i) any message required by Bank, or (ii) collection messages for Accountholders, or (iii) approved Enhancement Products' inserts shall take precedence over any Blair Inserts.

          (b) Billing Statement Messages. Blair shall have the exclusive right to use Billing Statement messages in each Billing Cycle to communicate with Accountholders, except for Enhancement Products, any message required by Bank or communications approved by the Operating Committee, subject to such production requirements as contained in the Operating Procedures and Applicable Law. Any Blair messages that reference Bank or the Program must be approved by Bank as to content, in Bank's reasonable discretion. Blair shall be responsible for the content of any such messages not required by Applicable Law or approved by the Operating Committee. Notwithstanding the foregoing, (i) any message required by Bank, or (ii) collection and/or customer service messages, or (iii) approved Enhancement Products shall take precedence over any Blair messages.

     4.5 Customer Information.

          (a) All sharing, use and disclosure of information regarding Accountholders and Qualified Blair Customers shall be subject to the provisions of Sections 4.9, 4.10, and 4.11. The parties acknowledge that each party may independently from the other obtain and use the same or similar information as may be contained in Accountholder Data and the Qualified Blair Customer List and that each such separate data residing with a party will therefore be considered separate information owned by such party subject to the specific provisions applicable to that data hereunder.

          (b) Blair and Bank will each establish and maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of the Accountholder Data and the Qualified Blair Customer List. These safeguards will be designed to protect the security, confidentiality and integrity of the Accountholder Data and the Qualified Blair Customer List, ensure against any anticipated threats or hazards to its security and integrity, and protect against unauthorized access to or use of such information or associated records which could result in substantial harm or inconvenience to any Accountholder or applicant. Blair and Bank will each ensure that any third party to whom it transfers or discloses Accountholder Data or the Qualified Blair Customer List signs a written contract with the transferor in which such third party agrees to substantively the same privacy and security provisions as those in this Agreement. Information transferred by one party on behalf or at the direction of the other will be considered information transferred by the party requesting or directing the transfer. Each party shall use the same degree of care in protecting Accountholder Data and the Qualified Blair Customer List against unauthorized disclosure as it accords to its own confidential customer information, but in no event less than a reasonable standard of care. Blair shall promptly notify Bank in the event it believes or has reason to believe that a security breach or unauthorized intrusion has occurred with respect to Accountholder Data.

     4.6 Qualified Blair Customer List.

          (a) Subject to compliance with Applicable Law, Blair's privacy policy, the Marketing Plan and such criteria (including format) as may be mutually agreed from time to time, Blair shall make available to Bank, free of any charge, the Qualified Blair Customer List in electronic form. As between Blair and Bank, the Qualified Blair Customer List will be owned exclusively by Blair. Bank acknowledges and agrees that it has no proprietary interest in the Qualified Blair Customer List.

          (b) Bank shall not use, or permit to be used, directly or indirectly, the Qualified Blair Customer List, except as provided in this Section 4.6. Bank may use the Qualified Blair Customer List in compliance with Applicable Law solely for purposes of soliciting customers listed in the Qualified Blair Customer List for Private Label Credit Cards, as required by Applicable Law or as otherwise agreed by the Operating Committee in advance in writing.

          (c) Bank shall not disclose, or permit to be disclosed, the Qualified Blair Customer List, except as provided in this Section 4.6. Bank may disclose the Qualified Blair Customer List in compliance with Applicable Law solely:

               (i) to its subcontractors in connection with a permitted use of such Qualified Blair Customer List under this Section 4.6, provided that each such subcontractor agrees to be bound by this Section 4.6, or a comparable contractual commitment with the same effect;

               (ii) to its Affiliates and its Affiliates' employees, agents, attorneys and accountants with a need to know such Qualified Blair Customer List in connection with a permitted use of such Qualified Blair Customer List under this Section 4.6; provided that (A) any such Person is bound by terms substantially similar to this Section as a condition of employment, of access to Qualified Blair Customer List or by professional obligations imposing comparable terms; and (B) Bank shall be responsible for the compliance of each such Person with the terms of this Section; or

               (iii) to any Governmental Authority with authority over Bank (A) in connection with an examination of Bank; or (B) pursuant to a specific requirement to provide such Qualified Blair Customer List by such Governmental Authority or pursuant to compulsory legal process; provided that Bank seeks the full protection of confidential treatment for any disclosed Qualified Blair Customer List to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Bank (1) provides at least ten (10) Business Days' prior notice of such proposed disclosure to Blair if reasonably possible under the circumstances, and (2) seeks to redact Qualified Blair Customer List to the fullest extent possible under Applicable Law governing such disclosure.

          (d) Upon the termination of this Agreement, Bank's rights to use and disclose the Qualified Blair Customer List shall terminate. Promptly following such termination, Bank shall return or destroy all Qualified Blair Customer Lists and shall certify such return or destruction to Blair upon request.

     4.7 Accountholder Data.

          (a) As between Bank and Blair, Accountholder Data shall be the property of and exclusively owned by Bank. Blair acknowledges and agrees that it has no proprietary interest in the Accountholder Data.

          (b) Bank's privacy policy applicable to the Accountholder Data is the Bank's Privacy Policy.

          (c) Bank shall not be entitled to sell, rent or otherwise disclose any information relating to the Accountholders to any third party to be used for the purpose of marketing of products or services to such Accountholders other than to market Enhancement Products as permitted by this Agreement. Bank shall have the right to market the Enhancement Products in accordance with the provisions of Schedule 4.7.

          (d) Blair shall not use, or permit to be used, Accountholder Data, except as provided in this Section 4.7. Blair may use the Accountholder Data in compliance with Applicable Law and the Bank's Privacy Policy solely (i) for purposes of promoting the Program or promoting products and services available for purchase on an Account at or through any Blair Channel, (ii) as otherwise necessary to carry out its obligations under this Agreement, and (iii) as required by Applicable Law.

          (e) Bank shall provide to Blair free of charge on a monthly basis master file reports initially containing the information set forth on Schedule 4.7(e) for Blair to the extent such information is available to Bank, and any other information agreed to by Bank and Blair (collectively, the "Master File Information"), to the extent permitted by Applicable Law, which Blair may use solely in connection with maintaining and servicing the Accounts and for the purpose of marketing Goods to the Accountholders, as permitted by Applicable Law; provided, however, that Blair may disclose such information to Blair's third party service provider in connection with Blair's permitted use of such information under this Agreement, so long as (i) such third party service provider is prohibited from using such information for any purpose other than providing the services to Blair, (ii) such third party provider enters into a written agreement with the Blair regarding the security and confidentiality of Accountholder information, and (iii) the terms and conditions of such agreement that address security and confidentiality of Accountholder information are reasonably acceptable to Bank.

          (f) Blair shall not disclose, or permit to be disclosed, the Accountholder Data, except as provided in this Section 4.7. Blair may only use the Accountholder Data in compliance with Applicable Law and the Bank's Privacy Policy solely:

               (i) to its subcontractors in connection with a permitted use of such Accountholder Data under this Section 4.7, provided that each such subcontractor agrees to be bound by this Section 4.7, or a comparable contractual commitment with the same effect;

               (ii) to its Affiliates and its Affiliates' employees, agents, attorneys and accountants with a need to know such Accountholder Data in connection with a permitted use of such Accountholder Data under this Section; provided that (A) any such Person is bound by terms substantially similar to this Section as a condition of employment or of access to Accountholder Data or by professional obligations imposing comparable terms; and (B) Blair shall be responsible for the compliance of each such Person with the terms of this Section; or

               (iii) to any Governmental Authority with authority over Blair (A) in connection with an examination of Blair; or (B) pursuant to a specific requirement to provide for such Accountholder Data by such Governmental Authority or pursuant to compulsory legal process; provided that Blair seeks the full protection of confidential treatment for any disclosed Accountholder Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Blair (1) provides at least 10 Business Days' prior notice of such proposed disclosure to Bank if reasonably possible under the circumstances and (2) seeks to redact Accountholder Data to the fullest extent possible under Applicable Law governing such disclosure.

          (g) With respect to use and disclosure of Accountholder Data following the termination of this Agreement:

               (i) The rights and obligations of Blair under this Section 4.7 shall continue through any Termination Period.

               (ii) If Blair exercises its rights under Section 14.2, Bank shall transfer its right, title and interest in the purchased Accountholder Data to Blair or its Nominated Purchaser as part of such transaction, and Bank's right to use and disclose the purchased Accountholder Data shall terminate upon the termination of the Termination Period.

               (iii) If Blair provides notice that it will not exercise its rights under Section 14.2, upon termination of the Termination Period, Blair's right to use and disclose the Accountholder Data shall terminate upon the termination of the Termination Period.

     4.8 Liability for Materials Developed and Used in Connection with the Program. Bank shall be responsible for ensuring that all Account Documentation, Account Agreements, and Credit Card designs comply with Applicable Law and the Operating Procedures, provided that Bank has produced or approved such materials, documents or designs. Notwithstanding the foregoing, each party shall be solely responsible for ensuring that its respective solicitation materials, Inserts and statement messages comply with Applicable Law.

                                    ARTICLE 5
                               OPERATING STANDARDS

     5.1 Reports. Bank shall provide to the Operating Committee and to Blair the reports specified in Schedule 5.1 and such other reports as are mutually agreed to by the parties from time to time in accordance with the requirements and time frames set forth in Schedule 5.1.

     5.2 Servicing. Bank shall service all Accounts under the Program in accordance with the terms and conditions of this Agreement, including the service level standards set forth in Schedule 5.2, as they may be amended from time to time by the Operating Committee. Without limiting the generality of the foregoing, Bank shall be solely responsible for Account Application processing, customer service, statementing, payment processing, transaction authorization and processing, Loyalty Program servicing, collections and risk management.

     5.3 Customer Service.

          (a) Bank shall be solely responsible for customer service for the Program in accordance with this Agreement, including the service level standards set forth in Schedule 5.2 as attached hereto, including, but not limited to, with respect to processing Accountholder telephone and mail inquiries and disputes related to the Account.

          (b) As of the Program Commencement Date, Bank shall establish and maintain a separate toll-free customer service telephone number for the Program, which toll-free number and all related charges shall be at Bank's sole expense.

          (c) Customer service shall be provided by a dedicated group with overflow calls going to Bank's servicer's regular customer service unit. If the overflow calls for any two (2) consecutive months exceed ten percent (10%) of total calls for the month, Bank shall increase the number of the dedicated group. The foregoing notwithstanding, to the extent such group is not fully utilized for activities related to the Program, Bank's servicer may utilize the dedicated group in connection with other activities for its other customers. There shall be no offshore call center established or utilized by Bank, pursuant to this Agreement, without Blair's prior approval.

          (d) Commencing within fourteen (14) days following the Program Commencement Date, Bank shall provide IVR customer service, in English and Spanish, 365 days per year, 24 hours per day, except for downtime due to scheduled maintenance and updates.

          (e) Customer service shall be Blair branded to the extent legally permissible. Notwithstanding the foregoing, Bank shall have the right in its sole discretion to take whatever steps and make such disclosures it believes are necessary to ensure that at all times Bank is considered the creditor on the Accounts.

          (f) If Bank receives an Accountholder complaint regarding the quality or delivery of Goods, Bank shall refer such complaint to Blair in accordance with the Operating Procedures.

     5.4 Customer Service Standards.

          (a) Subject to the following sentence, Blair and Bank will jointly observe inbound/outbound telephone customer service contacts that Bank has with Accountholders. A Bank representative will accompany the Blair representative during the observations.

          (b) Customer service observations may be conducted by Blair monthly during each Program Year, with reasonable prior notice to Bank on any day and at any time during the servicer's Business Day, provided that such observations shall not unreasonably interfere with Bank's normal business operations and that Blair complies with Bank's and its servicer's security policies and procedures.

     5.5 Non-Performance of Service Level Standards.

          (a) Bank shall report to Blair monthly, by the fourteenth (14th) day of the following month, in a mutually agreed format, Bank's performance under and as to whether or to what extent Bank is in compliance with each of the SLSs set forth at Schedule 5.2. If Bank fails to meet any SLS, Bank shall (i) report to Blair, together with such monthly reports, the reasons for the SLS failure(s); and (ii) promptly take any action necessary to correct and prevent recurrence of such failure(s).

          (b) The provisions of this Section 5.5 shall apply beginning ninety
(90) days after the Program Commencement Date with respect to operations assumed by Bank as of the Program Commencement Date, and ninety (90) days after the effective date of other operations implemented by Bank thereafter with respect to any such other operations.

     5.6 Access. Blair authorizes Bank to monitor the administration and promotion of the Program through mystery shopping and by other reasonable means and the results of such monitoring shall be reviewed with the Operating Committee.

     5.7 Disaster Recovery. Bank will maintain in effect during the Term a disaster recovery and business continuity plan that complies with Applicable Law. Bank will provide Blair access to review such plan or a summary thereof upon request. Bank will test such plan annually and will promptly implement such plan upon the occurrence of a disaster or business interruption.

                                    ARTICLE 6
                                MERCHANT SERVICES

     6.1 Transmittal and Authorization of Charge Transaction Data.

          (a) Blair will honor the Accounts for Transactions. Blair will transmit Charge Transaction Data for authorization of Transactions to Bank as provided in the Operating Procedures.

          (b) Bank shall authorize or decline Transactions in batch or on a real time basis as mutually agreed by the parties.

     6.2 POS Terminals. Blair shall maintain POS terminals capable of processing
(a) bankcard transactions and (b) Account transactions and applications as handled as of the Program Commencement Date.

     6.3 Settlement Procedures.

          (a) Blair shall electronically transmit all Charge Transaction Data from Blair to Bank in a format acceptable to Bank. Upon receipt, Bank shall use commercially reasonable efforts to promptly verify and process such Charge Transaction Data, and in the time frames specified herein, Bank will remit to Blair an amount equal to the Net Proceeds indicated by such Charge Transaction Data for the credit sales day(s) for which such remittance is made. In the event Bank discovers any discrepancies in the amount of Charge Transaction Data submitted by Blair or paid by Bank to Blair, Bank shall notify Blair in detail of the discrepancy, and credit Blair, or offset against amounts owed to Blair, as the case may be, in a subsequent daily settlement. Bank will transfer funds via Automated Clearing House ("ACH") to an account designated in writing by Blair to Bank (the "Blair Deposit Account"). If Charge Transaction Data is received by Bank's processing center before 12 noon Eastern time on a Business Day, Bank will initiate such ACH transfer by 12 noon Eastern time on the next Business Day thereafter. In the event that the Charge Transaction Data is received after 12 noon Eastern time on a Business Day, then Bank will initiate such transfer no later than 12 noon Eastern time on the second Business Day thereafter. Bank shall remit funds to one (1) Blair designated account. The term "initiate" shall mean that Bank shall transmit an ACH file to Bank's financial institution for settlement on the next Business Day. All Charge Transaction Data is subject to review and acceptance by Bank. In the event of a computational or similar error of an accounting or record keeping nature with respect to such Charge Transaction Data, Bank may credit to the Blair Deposit Account or offset against the Net Proceeds (as the case may be) the proper amount as corrected. If the Net Proceeds are insufficient, Blair shall remit the proper amount to Bank immediately upon written demand. Upon any such correction Bank shall give prompt notice thereof to Blair.

          (b) "Net Proceeds" shall be an amount equal to: the sum of the total of charges identified in such Charge Transaction Data, in each case adjusted for the reconciliation of recent Charge Transaction Data, less the sum of (i) the total amount of any charges or credits included in such Charge Transaction Data, and (ii) any amounts charged back to Blair pursuant to Section

6.5, and Blair shall be responsible for allocating such remittances among all Blair Channels as appropriate and Bank shall have no responsibility or liability in connection therewith (it being agreed that Bank has no obligation to accept Charge Transaction Data directly from, or make remittances to, any person other than Blair).

          (c) Bank shall pay and reimburse Blair in the amounts and in the manner for the compensation and fees set forth in Schedule 7.3 the amount of any fees, or other amounts owed by Blair to Bank under this Agreement, including without limitation amounts due to Bank for supported Accounts or for any other special credit plans or promotional plan programs approved by Bank.

     6.4 Bank Right to Chargeback. Bank shall have the right to charge back to Blair pursuant to Schedule 6.5 (a) the amount of any Accountholder Indebtedness, including any amounts incurred prior to the Program Commencement Date with respect to Purchased Accounts and (b) amounts paid by Bank to Blair under paragraph 1 of Schedule 7.3.

     6.5 Exercise of Chargeback. If Bank exercises its right of chargeback pursuant to Schedule 6.5, Bank may set off all amounts charged back against any sums due Blair under this Agreement, or Bank may demand payment from Blair for the full amount of such chargeback. In the event of a chargeback pursuant to this Article 6 and Schedule 6.5, upon payment in full of the related amount by Blair, Bank shall immediately assign to Blair, without any representation, warranty or recourse, (i) all right to payments of amounts charged back in connection with such Accountholder charge, and (ii) any security interest granted by Blair under Section 16.1. Bank shall fully cooperate in any effort by Blair to collect the chargeback amount, including by executing and delivering any document necessary as evidence of assignment of such rights.

     6.6 Covenants of Blair. Blair makes the following covenants to Bank, each and all of which shall survive the execution and delivery of this Agreement:

          (a) Forms and Materials. Blair shall use only forms, scripts and materials, including in electronic format, provided or approved by Bank in a timely manner (including through the Operating Committee) when taking any action with regard to the Program.

          (b) Special Agreements or Conditions. Blair will not charge any credit card surcharge, application, processing or other Program related fee to Accountholders.

                                    ARTICLE 7
                               COSTS AND EXPENSES

     7.1 Bank Responsibility for Program Operation. Except as otherwise specified in any Marketing Plan or any other provision of this Agreement, Bank shall be responsible for the costs of operating the Program.

     7.2 Resolution. Any disputes regarding the amounts owed under this Agreement shall be resolved in accordance with Section 10.2.

     7.3 Fees. Bank shall pay and reimburse Blair in the amounts and in the manner set forth in Schedule 7.3.

     7.4 Postage. Any increase(s) in the cost of mailing Billing Statements, form letters or new Credit Cards due to an increase in the first class pre-sort cost of postage from the United States Postal Service which increase occurs on or after the Program Commencement Date shall be borne one-half by Bank and one-half by Blair. Adjustments will be made for any subsequent decreases in the cost of postage. Bank will use commercially reasonable efforts to obtain the best available bulk rate discount based on Bank's volume.

                                    ARTICLE 8
                 LICENSING OF TRADEMARKS; INTELLECTUAL PROPERTY

     8.1 Blair Licensed Marks.

          (a) Grant of License to Use Blair Licensed Marks. Blair hereby grants to Bank a non-exclusive, royalty-free, non-transferable revocable right and license to use Blair Licensed Marks in the United States in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program, all pursuant to, and in accordance with, this Agreement and any applicable Trademark Style Guide. Those services shall include, without limitation, the solicitation of Accountholders and potential Accountholders, acceptance of Account Applications, the issuance and reissuance of Credit Cards, the provision of accounting services to Accountholders, the provision of Billing Statements and other correspondence relating to Accounts to Accountholders, the extension of credit to Accountholders, and the advertisement or promotion of the Program. Blair grants this license to allow Bank to perform its obligations under this Agreement. Except in connection with the sale or servicing of the Accounts, Bank may not sublicense Blair Licensed Marks for any other reason without Blair's prior written approval. Bank shall ensure that any subcontractor or third party that Bank uses to reproduce Blair Licensed Marks shall agree to comply with all of the standards specified herein and the limitations on the use of Blair Licensed Marks contained in this Section.

          (b) New Marks. If Blair adopts a trademark, trade name, service mark, logo or other proprietary mark which Blair uses in connection with the Program (a "New Mark"), Blair may, in its discretion, add such New Mark to Blair Licensed Marks and license its use hereunder.

          (c) Termination of License. After termination of this Agreement, the license granted in this section shall terminate thirty (30) days after the Bank no longer owns any Accounts or Accountholder Indebtedness. Upon termination of this Agreement, all rights to use Blair Licensed Marks shall, with no further action required by any party, immediately terminate and Bank shall: (i) discontinue immediately all use of Blair Licensed Marks, and any colorable imitation thereof; and (ii) at Bank's option, with written notice to Blair, delete Blair Licensed Marks from or destroy all unused Credit Cards, Account Applications, Purchase Documentation, periodic statements, materials, displays, advertising and sales literature and any other items bearing any of Blair Licensed Marks.

          (d) Ownership of Blair Licensed Marks. Bank acknowledges that (i) Blair Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain at all times, the exclusive property of Blair Holdings, Inc. ("Blair Holdings") and are licensed by Blair Holdings to Blair, (ii) Bank shall take no action which will adversely affect Blair's interests in or Blair Holding's title in and to Blair Licensed Marks, or the goodwill associated with Blair Licensed Marks (it being understood that the collection of Accounts, adverse action letters, and changes in terms of Accounts do not adversely affect goodwill, if done in accordance with prudent and reasonable commercial practices and the terms of this Agreement), and (iii) any and all goodwill arising from Bank's use of Blair Licensed Marks shall inure to the benefit of Blair and Blair Holdings. Nothing herein shall give Bank any proprietary or other interest in or to Blair Licensed Marks, except the limited right to use Blair Licensed Marks in accordance with this Agreement, and Bank shall not contest Blair's interest or Blair Holding's title in and to Blair Licensed Marks.

          (e) Infringement by Third Parties. Bank shall notify Blair, in writing, in the event that it has Knowledge of any infringing use of any of Blair Licensed Marks by any third party. If any of Blair Licensed Marks is infringed, Blair and Blair Holdings only have the right, in their sole discretion, to take whatever action they deem necessary to prevent such infringing use; provided, however, that if Blair and Blair Holdings fail to take reasonable steps to prevent infringement of Blair Licensed Marks and such infringement has an adverse effect upon the Program or the rights of Bank hereunder, Bank may request that Blair take action necessary to alleviate such adverse impact. Bank shall reasonably cooperate with and assist Blair, at Blair's expense, in the prosecution of those actions that Blair determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of Blair Licensed Marks.

     8.2 Bank Licensed Marks.

          (a) Grant of License to Use Bank Licensed Marks. Bank hereby grants to Blair a non-exclusive, royalty-free, non-transferable revocable right and license to use Bank Licensed Marks in the United States in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program, all pursuant to, and in accordance with, this Agreement and any applicable Trademark Style Guide. Those services shall include, without limitation, the solicitation of Accountholders and the advertisement or promotion of the Program. Bank grants this license to allow Blair to perform its obligations under this Agreement. Blair may not sublicense Bank Licensed Marks without Bank's prior written approval Blair shall ensure that any subcontractor or third party that Blair uses to reproduce Bank Licensed Marks shall agree to comply with all of the standards specified herein and the limitations on the use of Bank Licensed Marks contained in this Section.

          (b) New Marks. If Bank adopts a New Mark, Bank may, in its discretion, add such New Mark to Bank Licensed Marks and license its use hereunder. The foregoing notwithstanding, it is understood and agreed that Bank shall not be required to add a New Mark to Bank Licensed Marks if such New Mark was developed by Bank primarily for another charge, credit or debit program.

          (c) Termination of License. The license granted in this Section shall terminate after the Program Purchase Date or thirty (30) days after termination after this Agreement under Section 14.4, as applicable. Upon such termination of this license, all rights to use Bank Licensed Marks shall, with no further action required by any party, immediately terminate and Blair shall: (i) discontinue immediately all use of Bank Licensed Marks and any colorable imitation thereof; and (ii) at Blair's option, delete Bank Licensed Marks from or destroy all unused Account Applications, Purchase Documentation, periodic statements, materials, displays, advertising and sales literature and any other items bearing any of Bank Licensed Marks.

          (d) Ownership of Bank Licensed Marks. Blair acknowledges that (i) Bank Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain at all times, the exclusive property of Bank, (ii) it shall take no action which will adversely affect Bank's exclusive ownership of Bank Licensed Marks or the goodwill associated with Bank Licensed Marks, and (iii) any and all goodwill arising from use of Bank Licensed Marks by Blair shall inure to the benefit of Bank. Nothing herein shall give Blair any proprietary or other interest in or to Bank Licensed Marks, except the limited right to use Bank Licensed Marks in accordance with this Agreement, and Blair shall not contest Bank's title in and to Bank Licensed Marks.

          (e) Infringement by Third Parties. Blair shall use reasonable efforts to notify Bank, in writing, in the event that it has Knowledge of any infringing use of any of Bank Licensed Marks by any third party. If any of Bank Licensed Marks is infringed, Bank alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use; provided, however, that if Bank fails to take reasonable steps to prevent infringement of Bank Licensed Marks and such infringement has an adverse effect upon the Program or the rights of Blair hereunder, Blair may request that Bank take action necessary to alleviate such adverse impact. Blair shall reasonably cooperate with and assist Bank, at Bank's expense, in the prosecution of those actions that Bank determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of Bank Licensed Marks.

     8.3 Ownership of Intellectual Property.

          (a) Ownership of Intellectual Property. Each Intellectual Property already developed and brought to the Program by one party ("Contributing Party") shall remain the property of the Contributing Party. Each party also shall own all right, title and interest in the Intellectual Property it develops independently of the other party during the Term.

          (b) Joint Intellectual Property. Except as provided below, any Intellectual Property developed, conceived or first reduced to practice in the course of joint development activities during the Term ("Joint Intellectual Property") shall be owned jointly by the parties during and after the Term. Unless otherwise provided in writing by both parties, each party hereby grants to the other party a non-exclusive, perpetual, royalty-free, non-transferable license, subject to all confidentiality obligations between the parties, to use any Joint Intellectual Property during or after the Term for any reasons. Patents and inventions shall be deemed to be Joint Intellectual Property only if employees or contractors of each party who have assigned all such patent rights to such party are deemed co-inventors under the patent law. Software and other works of authorship and associated copyrights shall be deemed to be Joint Intellectual Property only if the parties are deemed co-authors of such software or other work of authorship under the copyright law or otherwise deemed co-owners of such copyright. Otherwise, all patents, patentable inventions, software, other works of authorship and related copyrights shall be deemed to be developed solely by one party. Thus, to the extent that a work created by one party is based on or incorporates Intellectual Property of the other party but the parties are not joint inventors or joint authors under the patent or copyright law, respectively, then one party shall be the sole owner of the Intellectual Property in the underlying work and the other party shall be the sole owner of the Intellectual Property in the new work.

                                    ARTICLE 9
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

     9.1 General Representations and Warranties of Blair. To induce Bank to establish and administer the Program, Blair makes the following representations and warranties to Bank, each and all of which shall survive the execution and delivery of this Agreement, and each and all of which shall be deemed to be restated and remade with the same force and effect on each day of the Term. Bank acknowledges that as of the date of this Agreement there is in effect a securitization with Blair and certain Affiliates identified in the Purchase Agreement, and that the following representations are subject to the termination thereof on or before the Program Commencement Date in accordance with the terms of the Purchase Agreement.

          (a) Corporate Existence. Blair (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;
(ii) is duly licensed or qualified to do business as a corporation and is in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted or proposed to be conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary to perform its obligations required hereunder except to the extent that its non-compliance would not have a material and adverse effect on Blair's ability to perform its obligations hereunder, and all necessary licenses, permits, consents or approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for Blair's current ownership, lease or conduct and operation, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to provide such notices would not have a material and adverse effect on Blair's ability to perform its obligations required hereunder.

          (b) Capacity; Authorization; Validity. Blair has all necessary corporate power and authority to execute and enter into this Agreement, and perform the obligations required of Blair hereunder and the other documents, instruments and agreements relating to the Program and this Agreement executed by Blair pursuant hereto. The execution and delivery by Blair of this Agreement and all documents, instruments and agreements executed and delivered by Blair pursuant hereto, and the consummation by Blair of the transactions specified herein have been duly and validly authorized and approved by all necessary corporate action of Blair. This Agreement (i) has been duly executed and delivered by Blair, (ii) constitutes the valid and legally binding obligation of Blair, and (iii) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including, without limitation, those respecting the availability of specific performance).

          (c) Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by Blair, its compliance with the terms hereof, and its consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or agreement to which Blair is a party or by which it is bound, or by which Blair's assets are bound, except for conflicts, breaches and defaults which would not have a material and adverse effect upon Blair's ability to perform its obligations under this Agreement; (ii) conflict with or violate the certificate of incorporation or by-laws of Blair; (iii) violate any Applicable Law or conflict with, or require any consent or approval under any judgment, order, writ, decree, permit or license to which Blair is a party or by which it is bound or affected, except to the extent that such violation or the failure to obtain such consent or approval would not have a material and adverse effect upon Blair's ability to perform its obligations under this Agreement;
(iv) require the consent or approval of any other party to any contract, instrument or commitment to which Blair is a party or by which it is bound; or
(v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any regulatory authority with respect to the transactions contemplated by this Agreement.

          (d) Solvency. Blair is solvent.

          (e) No Default. Blair is not in default with respect to any contract, agreement, lease, or other instrument to which it is a party or by which it is bound, except for defaults which would not have a material and adverse effect upon Blair's ability to perform its obligations under this Agreement, nor has Blair received any notice of default under any contract, agreement, lease or other instrument which default or notice of default would materially and adversely affect the performance by Blair of its obligations under this Agreement.

          (f) Books and Records. All of Blair's records, files and books of account relating to the Program, including but not limited to, records provided to Bank regarding Blair's Account activities, are in all material respects complete and correct and are maintained in accordance with Applicable Law.

          (g) Blair Licensed Marks. Blair Holdings has licensed Blair Licensed Marks to Blair and granted Blair written approval to license to Bank the use of Blair Licensed Marks in connection with the Program.

     9.2 General Representations and Warranties of Bank. To induce Blair to enter into this Agreement and participate in the Program, Bank makes the following representations and warranties to Blair, each and all of which shall survive the execution and delivery of this Agreement, and each and all of which shall be deemed to be restated and remade with the same force and effect on each day of the Term.

          (a) Corporate Existence. Bank (i) is an industrial bank duly organized, validly existing, and in good standing under the laws of Utah with its home office as indicated in the first paragraph of this Agreement; (ii) is duly licensed or qualified to do business as an industrial bank and is in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted or proposed to be conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary to perform its obligations hereunder except to the extent that its non-compliance would not have a material and adverse effect on Bank or Bank's ability to perform its obligations hereunder, and upon approval from the Federal Deposit Insurance Corporation and the Utah Department of Financial Institutions with respect to the transactions contemplated by this Agreement will have all necessary licenses, permits, consents, or approvals from or by and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for Bank's current ownership, lease or conduct and operation, except to the extent that the failure to obtain such licenses, permits, consents, approvals or to provide such notices would not have a material and adverse effect on Bank or Bank's ability to perform its obligations under this Agreement.

          (b) Capacity; Authorization; Validity. Bank has all necessary power and authority to (i) execute and enter into this Agreement, and (ii) upon approval from the Federal Deposit Insurance Corporation and the Utah Department of Financial Institutions with respect to the transactions contemplated by this Agreement will have all necessary power and authority to perform all of the obligations required of Bank hereunder and the other documents, instruments and agreements relating to the Program and this Agreement executed by Bank pursuant hereto. The execution and delivery by Bank of this Agreement and all documents, instruments and agreements executed and delivered by Bank pursuant hereto, and the consummation by Bank of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate action of Bank. This Agreement (i) has been duly executed and delivered by Bank, (ii) constitutes the valid and legally binding obligations of Bank, and (iii) is enforceable in accordance with its respective terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and financial institutions in particular and by general equity principles including, without limitation, those respecting the availability of specific performance).

          (c) Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by Bank, its compliance with the terms hereof, and the consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or agreement to which Bank is a party or by which it is bound, except for conflicts, breaches and defaults which would not have a material and adverse effect upon Bank or Bank's ability to perform its obligations under this Agreement; (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s) of Bank; (iii) violate any Applicable Law or conflict with, or require any consent or approval under any judgment, order, writ, decree, permit or license, to which Bank is a party or by which it is bound or affected, except to the extent that such violation or the failure to obtain such consent or approval would not have a material and adverse effect upon Bank or Bank's ability to perform its obligations under this Agreement; (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Bank is a party or by which it is bound; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any regulatory authority other than the approval from the Federal Deposit Insurance Corporation and the Utah Department of Financial Institutions with respect to the transactions contemplated by this Agreement:

          (d) Solvency. Bank is solvent.

          (e) No Default. Bank is not in default with respect to any contract, agreement, lease, or other instrument to which it is a party or by which it is bound, except for defaults which would not have a material and adverse effect upon Bank or Bank's ability to perform its obligations under this Agreement, nor has Bank received any notice of default under any such contract, agreement, lease or other instrument which default or notice of default would materially and adversely affect the performance by Bank of its obligations under this Agreement.

          (f) Books and Records. All of Bank's and, to the best of its Knowledge, its records, files and books of account relating to the Program are in all material respects complete and correct and are maintained in accordance with Applicable Law.

          (g) Bank Licensed Marks. Bank is the owner of Bank Licensed Marks and has the right, power and authority to license to Blair the use of Bank Licensed Marks in connection with the Program.

     9.3 General Covenants of Blair. Blair makes the following covenants to Bank, each and all of which shall survive the execution and delivery of this
Agreement:

          (a) Maintenance of Existence and Conduct of Business. Blair shall preserve and keep in full force and effect its corporate existence and remain primarily in the same line of (retail) business in which it was engaged on the Program Commencement Date, other than in the event of a Change in Control, merger or consolidation in which Blair is not the surviving entity.

          (b) Litigation. Blair promptly shall notify Bank in writing if it receives written notice of any litigation involving Blair and the Program or any of the Accounts.

          (c) Applicable Law/Operating Procedures. Blair shall at all times during the Term of this Agreement comply in all material respects with Applicable Law in connection with Blair's business, the Value Proposition, the Continuity Products and Blair's obligations under this Agreement and the Operating Procedures.

          (d) Disputes with Accountholders. Blair shall cooperate with Bank in a timely manner (but in no event less promptly than required by Applicable Law) to resolve all disputes with Accountholders.

          (e) Insurance. Blair shall maintain insurance policies with insurers and in such amounts and against such types of loss and damage as are customarily maintained by other companies within Blair's industry engaged in similar businesses as Blair.

     9.4 General Covenants of Bank. Bank makes the following covenants to Blair, each and all of which shall survive the execution and delivery of this
Agreement:

          (a) Maintenance of Existence and Conduct of Business. Bank shall preserve and keep in full force and effect its corporate existence and remain primarily in substantially the same line(s) of business (i.e., banking) in which it was engaged on the Program Commencement Date, other than in the event of a Change in Control, merger or consolidation in which Bank is not the surviving entity.

          (b) Litigation. Bank promptly shall notify Blair in writing if it receives written notice of any litigation involving Bank, Blair and the Program.

          (c) Applicable Law/Operating Procedures. Bank shall at all times during the Term comply in all material respects with Applicable Law in connection with Bank's business, and Bank's obligations under this Agreement and the Operating Procedures.

     9.5 Financial Statements.

          (a) Bank shall provide to Blair the "call reports" of Bank on a regular basis promptly after such reports are filed by Bank. Bank shall promptly notify Blair in writing of any event that is reasonably likely to prevent Bank from being able to issue and transact business in private label credit programs for Blair.

          (b) If at any time during the term of this Agreement Blair or Bank's Parent is not required to file periodic reports on a timely basis with the Securities and Exchange Commission ("SEC"):

               (i) Blair or Bank's Parent (as appropriate based on the party not filing) will provide to the other (i) its audited annual financial statements within 90 days of the end of the fiscal year, and (ii) its unaudited quarterly financial statements within 60 days of the end of the fiscal quarter. Such statements shall include the consolidated balance sheet, income statement and statement of cash flows and financial position, accompanied by the certification on behalf of such entity by its chief financial officer that such financial statements were prepared in accordance with GAAP applied on a consistent basis (except for normal year end adjustments and the absence of footnotes on the quarterly statements) and present fairly the consolidated financial position of such entity as of the end of such calendar period and the results of its operations.

               (ii) Blair or Bank's Parent (as appropriate based on the party not filing) shall make its chief financial officer, or a knowledgeable designee, available to discuss such party's financial results with a representative of the other party. Such party shall provide the other party copies of all compliance certificates delivered to its lenders under its credit facilities, if any.

                                   ARTICLE 10
                                  AUDIT/ACCESS

     10.1 Audit/Access Rights. Once per Program Year or at any time that a party disputes the amount of any monies owed by either party to the other hereunder, such party, at its sole cost and expense and upon three (3) Business Days' prior notice to the other party, may conduct an audit of those of the other party's financial and operational records that are under the control and/or direction of the other party and relate to the Program or can be reasonably segregated. Such audit shall be conducted during normal business hours in accordance with generally accepted auditing standards and the auditing party shall employ such reasonable procedures and methods as necessary and appropriate in the circumstances, minimizing interference with the audited party's normal business operations. The audited party shall use reasonable commercial efforts to facilitate the auditing party's review, including making reasonably available such personnel of the audited party to assist the auditing party as reasonably requested. The audited party shall deliver any document or instrument necessary for the auditing party to obtain such records from any Person maintaining records for the audited party and shall maintain records pursuant to its regular record retention policies. For purposes of this provision, the audited party also shall be required to provide records relating to the Program held by Persons performing services in connection with the Program at the auditing party's request. Notwithstanding the generality of the foregoing, however, a party shall not be required to provide access to records to the extent that (a) such access is prohibited by Applicable Law, (b) such records are legally privileged, (c) such records are confidential or proprietary internal records, such as company planning documents of such party or any of its Affiliates, operating budgets, management reviews or employee records, or (d) such records relate to other customers or operations of such party other than the Program or to personnel records not normally disclosed in connection with audits.

     10.2 Dispute Resolution. The parties agree to attempt in good faith to resolve any disputes arising in connection with the payments made or demanded by the parties under this Agreement excluding Article 14 hereof. In the event the parties are unable to resolve any such dispute, either party may request a nationally recognized firm of independent accountants mutually agreeable to the parties (the "Accountants") to reconcile any amounts in dispute. Any such request shall be in writing and shall specify with particularity the disputed amounts being submitted for determination. Each party agrees to promptly and in good faith take all necessary action to designate the Accountants no later than ten (10) Business Days after a request that such a designation be made. The parties shall cooperate fully in assisting the Accountants in their review, including, without limitation, by providing the Accountants full access to all files, books and records relevant thereto and providing such other information as the Accountants may reasonably request in connection with any such review. In the event the determination made by the Accountants requires either party to make payment to the other of any additional amount, such party shall (i) make such payment no later than five (5) Business Days following receipt from the Accountants of written notice to both parties of such determination plus interest at the Federal Funds Rate on any amount due computed from and including the date such amount should have been paid through and excluding the date of payment; and (ii) shall pay (A) the fees and disbursements of such Accountants arising out of such reviews, and (B) the prevailing party's audit expenses, if any. The determination of the Accountants shall be final and binding on the parties subject to the correction of obvious errors.

                                   ARTICLE 11
                                CONFIDENTIALITY

     11.1 General Confidentiality.

          (a) For purposes of this Agreement, "Confidential Information" means any and all of the following: (i) information that is provided by or on behalf of either Blair or Bank to the other party or its agents in connection with the Program; (ii) information about Blair or Bank or their respective Affiliates, or their respective businesses or employees, that is otherwise obtained by the other party in connection with the Program, in each case including, without limitation: (A) information concerning marketing plans, objectives and financial results; (B) information regarding business systems, methods, processes, financing data, programs and products; (C) information unrelated to the Program obtained by Blair or Bank in connection with this Agreement, including, without limitation, by accessing or being present at the business location of the other party; and (D) proprietary technical information, including source codes; (iii) the terms and conditions of this Agreement; or (iv) the Marketing Plan. For purposes of this Agreement, Confidential Information shall not include Accountholder Data or the Qualified Blair's Customer List.

          (b) The restrictions on disclosure of Confidential Information under this Article 11 shall not apply to, with respect to Blair or Bank, information that: (i) is already rightfully known to such party at the time it obtains Confidential Information from the other party; (ii) is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement or any other confidentiality obligations; (iii) is lawfully received on a non-confidential basis from a third party authorized to disclose such information without restriction and without breach of this Agreement or any other agreement or understanding; (iv) is contained in, or is lawfully capable of being discovered through examination of publicly available records or products; or (v) is required to be disclosed by Applicable Law (provided that the party subject to such Applicable Law shall notify the other party of any such use or requirement prior to disclosure of any Confidential Information obtained from the other party in order to afford such other party an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information to third parties and shall disclose Confidential Information of the other party only to the extent required by such Applicable Law). Nothing herein shall be construed to permit the Receiving Party (as defined below) to disclose to any third party any Confidential Information that the Receiving Party is required to keep confidential under Applicable Law.

          (c) The terms and conditions of this Agreement shall be the Confidential Information of both Blair and Bank. The Marketing Plan shall be the Confidential Information of both Blair and Bank.

          (d) If Blair or Bank receives Confidential Information of the other Party ("Receiving Party"), the Receiving Party shall do the following with respect to the Confidential Information of the other party ("Disclosing Party"):
(i) keep the Confidential Information of the

Disclosing Party secure and confidential; (ii) treat all Confidential Information of the Disclosing Party with the same degree of care as it accords its own Confidential Information, but in no event less than a reasonable degree of care; and (iii) implement and maintain commercially reasonable physical, electronic, administrative and procedural security measures, including commercially reasonable authentication, access controls, virus protection and intrusion detection practices and procedures. For purposes of this subsection, both parties shall be considered the Receiving Party of Confidential Information comprised of the terms and/or conditions of this Agreement and the Marketing Plan.

     11.2 Use and Disclosure of Confidential Information.

          (a) Each Receiving Party shall use and disclose the Confidential Information of the Disclosing Party only for the purpose of performing its obligations or enforcing its rights with respect to the Program or as otherwise expressly permitted by this Agreement, and shall not accumulate in any way or make use of such Confidential Information for any other purpose.

          (b) Each Receiving Party shall: (i) limit access to the Disclosing Party's Confidential Information to those employees, authorized agents, vendors, consultants, service providers and subcontractors who have a reasonable need to access such Confidential Information in connection with the Program; and (ii) ensure that any Person with access to the Disclosing Party's Confidential Information agrees to be bound by the provisions of this Article 11 and maintains the existence of this Agreement and the nature of their obligations hereunder strictly confidential.

     11.3 Unauthorized Use or Disclosure of Confidential Information. Each Receiving Party agrees that any unauthorized use or disclosure of Confidential Information of the Disclosing Party might cause immediate and irreparable harm to the Disclosing Party for which money damages might not constitute an adequate remedy. In that event, the Receiving Party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have. In addition, the Receiving Party agrees promptly to advise the Disclosing Party by telephone and in writing via facsimile of any security breach that may have compromised any Confidential Information or Accountholder Data, or of any unauthorized misappropriation, disclosure or use by any person of the Confidential Information or Accountholder Data of the Disclosing Party which may come to its attention and to take all steps at its own expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such misappropriation, disclosure or use.

     11.4 Return or Destruction of Confidential Information. Upon the termination or expiration of this Agreement, the Receiving Party shall comply with the Disclosing Party's reasonable instructions regarding the disposition of the Disclosing Party's Confidential Information or Accountholder Data, which may include return of any and all of the Disclosing Party's Confidential Information or Accountholder Data (including any electronic or paper copies, reproductions, extracts or summaries thereof); provided, however: the Receiving Party in possession of tangible property containing the Disclosing Party's Confidential Information or Accountholder Data may retain one archived copy of such material, subject to the terms of this Agreement, which may be used solely for regulatory purposes and may not be used for any other purpose. Such compliance shall be certified in writing, including a statement that no copies of Confidential Information or Accountholder Data have been kept, except as necessary for regulatory purposes.

                                   ARTICLE 12
                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

     12.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an Event of Default hereunder:

          (a) A party shall fail to make a payment of any material amount due and payable pursuant to this Agreement and such failure shall remain unremedied for a period of five (5) Business Days after the non-defaulting party shall have given written notice thereof, unless such failure to pay is the subject of a dispute resolution under Section 10.2, in which case, the five (5) Business Day period shall commence upon receipt of the written notice from the Accountants.

          (b) A party shall fail to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement (other than failure to comply with any service level standard set forth in Schedule 5.2), and (i) such failure shall remain unremedied for a period of thirty (30) days after the other party shall have given written notice thereof or, if the same cannot be cured in a commercially reasonable manner within such time, the same shall not constitute an Event of Default if the party shall have initiated and diligently pursued a cure within such time and such cure is completed within ninety (90) days from the date of written notice regarding such failure.

          (c) Any representation or warranty contained in this Agreement shall not be true and correct in any respect as of the date when made or reaffirmed, and (i) the party making such representation or warranty shall fail to cure the event giving rise to such breach within thirty (30) days after the other party shall have given written notice thereof or, if the same cannot be cured in a commercially reasonable manner within such time, the same shall not constitute an Event of Default if the party shall have initiated a cure within such time and such cure shall be completed within ninety (90) days from the date of written notice regarding such breach, and (ii) such failure shall either have a material and adverse effect on the Program or materially diminish the economic value of the Program to the other party.

     12.2 Defaults by Bank. The occurrence of any one or more of the following events (regardless of the reason therefore) shall constitute an event of default by Bank hereunder:

          (a) Bank fails to settle Charge Transaction Data in full when due and the failure continues for five (5) Business Days after receipt of written notice by Bank from Blair (which notice may be by fax with a confirmation call) that such settlement payment was not received.

          (b) Bank shall no longer be solvent or shall fail generally to pay its debts as they become due or there shall be a substantial cessation of Bank's regular course of business.

          (c) The FDIC or any other federal or state regulatory authority having jurisdiction over Bank shall order the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Bank or of any substantial part of its properties, or order the winding-up, reorganization, or liquidation of the affairs of Bank, and such order shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof.

          (d) Bank shall (i) consent to the institution of proceedings specified in paragraph (c) above or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Bank of any substantial part of its properties, or (ii) take corporate action in furtherance of any such action.

     12.3 Defaults by Blair. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an event of default by Blair hereunder:

          (a) Blair shall no longer be solvent or shall fail generally to pay its debts as such debts become due or there shall be a substantial cessation of Blair's regular course of business.

          (b) A petition under the U.S. Bankruptcy Code or similar law shall be filed against Blair and not be dismissed within sixty (60) days.

          (c) A decree or order by a court having jurisdiction (i) for relief in respect of Blair pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) for appointment of a custodian, receiver, liquidator, assignee, trustee, or sequestrator (or similar official) of Blair or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of Blair shall be entered, and shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof.

          (d) Blair shall (i) file a petition seeking relief pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) consent to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Blair or any substantial part of its properties, or (iii) take corporate action in furtherance of any such action.

     12.4 Remedies for Events of Default. In addition to any other rights or remedies available to the parties at law or in equity, the following remedies shall be available:

          (a) Upon the occurrence of an Event of Default pursuant to Section 12.1, the non-defaulting party shall be entitled, in addition to its remedies under Sections 12.4(b) and (c) (as appropriate), to collect any amount indisputably in default plus interest based on the Federal Funds Rate and calculated on a three hundred and sixty (360) day year basis.

          (b) Within one hundred and eighty (180) days after the occurrence of an Event of Default where Bank is a defaulting party or a Bank Event of Default, Blair may terminate this Agreement upon written notice.

          (c) (i) After the occurrence of a Blair Event of Default or violation of Applicable Law, (ii) within thirty (30) days after a violation of the Operating Procedures by Blair following notice from Bank and an opportunity for Blair to cure within thirty (30) days of notice, or (iii) within one hundred and eighty (180) days after the occurrence of an Event of Default where Blair is a defaulting party, Bank may, at Bank's option, terminate this Agreement upon written notice to Blair.

                                   ARTICLE 13
                                   TERMINATION

     13.1 Term. This Agreement shall continue in full force and effect for ten
(10) years from the Program Commencement Date plus the extra period equal to the extra days in the first Program Year, if any, (the "Initial Term"). The Agreement shall renew automatically without further action of the parties for successive three (3) year terms (each a "Renewal Term") unless either party provides written notice of termination for any reason or without cause at least nine (9) months prior to the expiration of the Initial Term or current Renewal Term, as the case may be.

     13.2 Termination by Blair Prior to the End of the Initial Term or a Renewal Term. Blair may terminate this Agreement:

          (a) within one hundred eighty (180) days after the occurrence of a Bank Event of Default or any other Event of Default where Bank is the defaulting party.

          (b) upon one hundred eighty (180) days' prior written notice if there is (i) a Change in Control of Bank, (ii) a merger or consolidation of Bank, and Bank or an Affiliate of Bank is not the surviving entity, or (iii) a sale of all or substantially all of the assets of Bank to any entity other than an Affiliate of Bank, and if, within twelve (12) months after completion of any of such events, the entity acquiring or obtaining control of Bank makes a material change to any of the underwriting standards which adversely affects the number of Accounts opened by Bank and credit lines established by Bank after implementing such change.

          (c) upon thirty (30) days' written notice if Bank fails for three (3) consecutive months to perform any one of the same Service Standards outlined in
Schedule 5.2 and such failure is not the result of an act by Blair or a result of force majeure, and Bank fails to remedy such failure within thirty (30) days.

          (d) if the Closing (as defined in the Purchase Agreement) of the purchase by Bank of the Purchased Accounts does not occur by October 31, 2005 and the Purchase Agreement is terminated in accordance with the provisions of such Purchase Agreement.

          (e) upon thirty (30) days' written notice if there is a Material Change and said Material Change continues to exist for thirty (30) days after written notice is given by Blair to Bank.

          (f) following an assignment, in accordance with Schedule 16.3.

          (g) pursuant to a force majeure under Section 16.15 of this Agreement.

     13.3 Termination by Bank Prior to the End of the Initial Term or Renewal Term. Bank may terminate this Agreement:

          (a) immediately after the occurrence of a Blair Event of Default or, upon one hundred and eighty (180) days' notice after the occurrence of any other Event of Default where Blair is the defaulting party.

          (b) if the Closing (as defined in the Purchase Agreement) of the purchase by Bank of the Purchased Accounts does not occur by October 31, 2005 and the Purchase Agreement is terminated in accordance with the provisions of such Purchase Agreement.

          (c) pursuant to a force majeure under Section 16.15 of this Agreement.

          (d) following an assignment pursuant to Schedule 16.3.

          (e) pursuant to a force majeure under Section 16.15 of this Agreement.

          (f) pursuant to Section 3.10.

     13.4 Termination of Particular State. In addition, Bank may terminate the operation of the Program in a particular state or jurisdiction if the Applicable Law of the state or jurisdiction is amended or interpreted in such a manner so as to render all or any part of the Program illegal or unenforceable, and in such event Bank will, if requested, assist Blair with finding a new credit provider for such state or jurisdiction.

                                   ARTICLE 14
                             EFFECTS OF TERMINATION

     14.1 General Effects.

          (a) All solicitations, marketing and advertising of the Program, other than acceptance of applications through Blair Channels in the ordinary course of business consistent with past practice, shall cease upon notice of termination of this Agreement by either party, except as the parties may mutually agree, provided that the parties will continue to operate the Program and service the Accounts in good faith and in the ordinary course of their respective businesses, subject to the terms of this Agreement, until the provisions of Sections 14.2, 14.3 and 14.4 are satisfied. The parties will cooperate to ensure the orderly wind-down or transfer of the Program.

          (b) Upon any termination of this Agreement, the parties shall have any rights or remedies available to such party under this Agreement or in law or at equity. Upon the satisfaction of the provisions of Section 14.2, 14.3 and 14.4, all obligations of the parties under this Agreement shall cease, except that the provisions specified in Section 16.23 shall survive. In the event that Blair terminates this Agreement pursuant to Section 13.1 of this Agreement, Bank shall not be required to contribute to the Marketing Fund with respect to the year of termination.

     14.2 Blair's Option to Purchase the Program Assets.

          (a) If this Agreement expires or is terminated by either party for whatever reason, Blair has the option to purchase from, or arrange the purchase by a third party nominated or selected by Blair (a "Nominated Purchaser") from, Bank the Program Assets, except for any Accounts deemed ineligible by Bank, on such terms and conditions mutually acceptable to Blair (or a Nominated Purchaser) and Bank, including commercially reasonable representations and warranties.

          (b) The purchase option given by Section 14.2(a) is exercisable by Blair or the Nominated Purchaser serving notice on Bank within sixty (60) days after receipt of the master file to be provided pursuant to Section 14.2(e).

          (c) If such purchase option is exercised, Blair or the Nominated Purchaser must complete the purchase of the Program Assets within one hundred eighty (180) days after the notice has been given pursuant to Section 14.2(b); provided, however, that such times may be extended for required regulatory approvals, rating agency consents, and to complete any interim servicing obligation agreed to by Blair and Bank. The date of such completion shall be the "Program Purchase Date."

          (d) The purchase price for the Program Assets shall be shall be equal to 100% of the face value of the Accounts (excluding ineligible accounts) and the receivables related thereto, including without limitation all accrued finance charges and fees. In the event Blair elects to continue a private label credit program with another provider on or within twenty-four (24) months after termination of this Agreement, then Blair or the Nominated Purchaser shall be obligated to purchase the Accounts and receivables related thereto at the purchase price set forth above. If Blair or Blair's new private label credit provider does not purchase the Accounts, Blair shall not solicit the Accountholders for any replacement financial product that competes with the liquidation of the Accounts by Bank. Bank will provide Blair written notice once liquidation of the Accounts has been completed.

          (e) The Parties will use reasonable commercial efforts to minimize transaction costs. Once a purchase agreement for purchase of Program Assets has been executed, Bank will provide Blair or the Nominated Purchaser with access to the Program Assets and such other information related thereto as agreed upon by Bank and Blair or the Nominated Purchaser.

     14.3 If Purchase Option Is not Exercised.

          (a) If this Agreement is terminated and Blair does not give written notice that it will exercise its option referred to in Section 14.2, Blair shall have no further rights whatsoever in the Program Assets.

          (b) Bank may use Blair Licensed Marks to communicate with Accountholders in connection with the billing and collection of Accounts and as otherwise required by Applicable Law until the Account balances have been collected in full or written-off and liquidated, notice of which should be provided by Bank to Blair.

          (c) Blair and Bank shall reasonably agree upon a Program termination letter to be sent to Accountholders if Blair shall not exercise its purchase option.

                                   ARTICLE 15
                                 INDEMNIFICATION

     15.1 Blair's Indemnification of Bank. From and after the Program Commencement Date, Blair shall indemnify and hold harmless Bank, its Affiliates, their respective officers, directors, employees, equity holders, attorneys and agents, whether or not resulting from a third party claim, against and agrees to hold each of them harmless from any and all losses, liabilities, damages, judgments, settlements, claims, penalties, costs and expenses of whatever nature, including reasonable attorneys' fees and expenses of investigation (collectively "Losses"), which are caused or incurred by or result from, arise out of or relate to, without duplication:

          (a) Blair's gross negligence, recklessness or willful misconduct (including acts and omissions of Blair) relating to the Program;

          (b) any breach by Blair or any of its employees or agents of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement;

          (c) the failure of Blair to satisfy any of its obligations or liabilities to third parties in connection with the Program, including its obligations to Accountholders in respect of the purchase of Goods;

          (d) dishonest or fraudulent acts by Blair or its employees or agents in connection with the Program; and

          (e) allegations by a third party that the use of Blair Licensed Marks or any materials or documents provided by Blair in connection with the Program constitutes: (i) libel, slander, and/or defamation; (ii) infringement of intellectual property, including but not limited to trademark infringement or dilution, or copyright infringement; (iii) unfair competition or misappropriation of another's ideas or trade secret; (iv) invasion of rights of privacy or rights of publicity; or (v) breach of contract or tortious interference.

Notwithstanding the foregoing, Bank and its Affiliates will not be entitled to indemnity pursuant to this Section 15.1 for any Losses, until the aggregate amount of all such Losses incurred or suffered by Bank or any of its Affiliates exceeds on a cumulative basis the Indemnity Deductible, in which case the Bank and its Affiliates shall be entitled to indemnification for the full amount of such Losses in excess of such Indemnity Deductible; provided that, in no event will Bank and its Affiliates be entitled to indemnity of Losses pursuant to this
Section 15.1 to the extent that the
amount of Losses, in the aggregate, incurred or suffered by the Bank or any of its Affiliates exceeds the Indemnity Cap.

     15.2 Bank's Indemnification of Blair. From and after the Program Commencement Date, Bank shall indemnify and hold harmless Blair, its Affiliates, their respective officers, directors, employees, equity holders, attorneys, agents and representatives against and agrees to hold each of them harmless from any and all Losses which are caused or incurred by or result from, arise out of or relate to:

          (a) Bank's gross negligence, recklessness or willful misconduct (including acts and omissions of Bank) relating to the Program;

          (b) any breach by Bank or any of its employees or agents of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement;

          (c) Bank's failure to satisfy any of its obligations or liabilities to third parties in connection with the Program, including its obligations to Accountholders under the Program;

          (d) dishonest or fraudulent acts by Bank or its employees or agents in connection with the Program; and

          (e) allegations by a third party that the use of Bank Licensed Marks or any materials or documents provided by Bank in connection with the Program constitutes: (i) libel, slander, and/or defamation; (ii) infringement of intellectual property, including but not limited to trademark infringement or dilution, or copyright infringement, (iii) unfair competition or misappropriation of another's ideas or trade secret; (iv) invasion of rights of privacy or rights of publicity; or (v) breach of contract or tortious interference.

Notwithstanding the foregoing, Blair and its Affiliates will not be entitled to indemnity pursuant to this Section 15.2 for any Losses, until the aggregate amount of all such Losses incurred or suffered by Blair or any of its Affiliates exceeds on a cumulative basis the Indemnity Deductible, in which case Blair and its Affiliates shall be entitled to indemnification for the full amount of such Losses in excess of such Indemnity Deductible; provided that, in no event will Blair and its Affiliates be entitled to indemnity of Losses pursuant to this
Section 15.2 to the extent that the amount of Losses, in the aggregate, incurred or suffered by the Blair or any of its Affiliates exceeds the Indemnity Cap.

     15.3 Notice, Settlements and Other Matters.

          (a) A party seeking indemnification pursuant to Section 15.1 or 15.2 (an "Indemnified Party") must give prompt written notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of a claim for indemnification or the assertion or commencement of any Action, in respect of which indemnity may be sought hereunder specifying in reasonable detail the individual items of such Losses including the amount, the date each such item was paid, or properly accrued or arose, and the specific details of the breach of representation, warranty or covenant or other claim or matter to which such item is related. Notwithstanding the foregoing, the failure of the Indemnified Party to furnish the written notice referred to in the preceding sentence in a prompt manner shall not affect its right to indemnification and will not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except to the extent that the Indemnifying Party's right to defend the matter is materially and irrevocably prejudiced by such failure to give prompt notice. In the event that any third party claim is made against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party may, subject to Section 15.3(b), elect at any time to negotiate a settlement or a compromise of such Action or to defend such Action, in each case at its sole cost and expense and with its own counsel reasonably acceptable to the Indemnified Party; provided however, that any such settlement or compromise may only be for the payment of money damages, unless with the prior written consent of the Indemnifying Party. If, within thirty (30) days of receipt from an Indemnified Party of the notice referred to above the Indemnifying Party (i) advises the Indemnified Party in writing that it will not elect to defend, settle or otherwise compromise or pay such Action or (ii) fails to make such an election in writing, the Indemnified Party may (subject to the Indemnifying Party's continuing right of election in the preceding sentence), at its option, defend, settle, compromise or pay such Action; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Unless and until the Indemnifying Party makes an election in accordance with this Section to defend, settle, compromise or pay such Action or claim, all of the Indemnified Party's reasonable costs arising out of the defense, settlement, compromise or payment thereof will be Losses subject to indemnification by the Indemnifying Party. Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such Action, provided the Indemnifying Party has elected to defend, settle or otherwise compromise or pay such Action. If the Indemnifying Party elects to defend any such Action, the Indemnified Party may participate in such defense with counsel of its choice at the Indemnified Party's sole cost and expense unless (i) the employment of such counsel has been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has not employed counsel to take charge of the defense within twenty (20) days after delivery of the applicable notice or, having elected to assume such defense, thereafter ceases to diligently pursue its defense of such Action, or (iii) the Indemnified Party has reasonably concluded that there may be defenses available to it, that are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such Action on behalf of the Indemnified Party), in any of which events attorneys' fees and expenses shall be borne by the Indemnifying Party.

          (b) The Indemnified Party will have the right to reject any settlement approved by the Indemnifying Party if the Indemnified Party is not fully and unconditionally released from any liability resulting from that claim or is required to pay any costs, expenses or damages to any Person as a result of the Action that are not covered by and paid or payable pursuant to the indemnity provided herein. The Indemnified Party will not have the right to settle any third party Action without the written consent of the Indemnifying Party if the Indemnifying Party is actively contesting such Action in good faith and has assumed the defense of such Action from the Indemnified Party or if the period for determining whether or not to assume the defense of such Action from the Indemnified Party has not expired.

          (c) In calculating the amount of any Losses of an Indemnified Party under this Article 15, there will be subtracted the amount of any (1) insurance proceeds (net of taxes actually incurred, and other than proceeds received through self-insurance or insurance provided by Affiliates of such Indemnified Party) actually received by the Indemnified Party with respect to such Losses and (2) third-party payments actually received by the Indemnified Party with respect to such Losses. In the event that the Indemnifying Party reimburses the Indemnified Party for any Losses prior to the occurrence of any events contemplated by clauses (1) or (2) above, the Indemnified Party will remit to the Indemnifying Party any such amounts that the Indemnified Party subsequently receives or realizes with respect to such Losses. Upon the payment in full of any claim hereunder, the Indemnifying Party will be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

          (d) Without limitation of their respective rights and obligations as set forth elsewhere in this Article 15, and subject to the procedures for indemnification claims set forth in this Article 15, the Indemnified Party will act in good faith, will use commercially reasonable efforts to mitigate any Losses, will use similar discretion in the use of personnel and the incurring of expenses as the Indemnified Party would use if the Indemnified Party was engaged and acting entirely at its own cost and for its own account, and will consult regularly with the Indemnifying Party regarding the conduct of any Actions or the taking of any action for which indemnification may be sought.

          (e) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE INDEMNIFICATION PROVIDED FOR HEREIN SHALL NOT COVER, AND IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE FOR, ANY INDIRECT DAMAGES, INCLUDING CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR SPECIAL DAMAGES, OR PUNITIVE DAMAGES, OR IN THE CASE OF ANY "PUTATIVE DAMAGES," OR FOR AN INDEMNIFIED PARTY'S NEGLIGENCE OR WILFUL MISCONDUCT.

          (f) BANK'S TOTAL CUMULATIVE LIABILITY TO BLAIR FOR ALL DAMAGES FOR ANY CAUSE WHATSOEVER, SHALL NOT EXCEED THE INDEMNITY CAP PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY WITH RESPECT TO BANK'S INTENTIONAL BREACH OF THIS AGREEMENT.

          (g) BLAIR'S TOTAL CUMULATIVE LIABILITY TO BANK FOR ALL DAMAGES FOR ANY CAUSE WHATSOEVER, SHALL NOT EXCEED THE INDEMNITY CAP PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY WITH RESPECT TO BLAIR'S INTENTIONAL BREACH OF THIS AGREEMENT.

                                   ARTICLE 16
                                  MISCELLANEOUS

     16.1 Precautionary Security Interest. Blair and Bank agree that this Agreement contemplates the extension of credit by Bank to Accountholders. However, as a precaution in the unlikely event that any person asserts that
Article 9 of the UCC applies or may apply to the transactions contemplated hereby, and to secure Blair's payment of and performance of all obligations of Blair to Bank, Blair hereby grants to Bank a first priority present and continuing security interest in and to the following, whether now existing or hereafter created or acquired: (i) all Accounts, Accountholder Indebtedness, Purchase Documentation and Charge Transaction Data, (ii) all deposits, credit balances and reserves on Bank's books relating to the Program, and (iii) all proceeds of the Accountholder Indebtedness. In addition, Blair agrees to take any reasonable action requested by Bank, at Bank's expense, to establish the first lien and perfected status of such security interest; and appoints Bank as Blair's attorney-in-fact to take any such action on Blair's behalf in connection therewith.

     16.2 Securitization. Bank shall have the right to securitize the Accountholder Indebtedness or any part thereof by itself or as part of a larger offering at any time. Such securitization shall not affect Blair's rights or Bank's obligations hereunder, including with respect to customer service, payment processing or collections. Bank shall not securitize the Accountholder Indebtedness in any manner that may encumber or interfere with the right of Blair, or its Nominated Purchaser, to purchase any of the Program Assets upon termination of this Agreement. To the extent any of Blair's Licensed Marks are used in any securitization documents, such marks will not be used in a way that adversely affects Blair or Blair Licensed Marks.

     16.3 Assignment. Either party may assign this Agreement or any of its rights hereunder without the prior written consent of the other party only as provided on Schedule 16.3 hereto.

     16.4 Subcontracting. It is understood and agreed that, in fulfilling its obligations under this Agreement, either party may utilize its Affiliates or other Persons to perform functions. The party shall be responsible for functions performed by such Affiliates or other Persons to the same extent the party would be responsible if it performed such functions itself.

     16.5 Amendment. Except as provided herein, this Agreement and the Exhibits and Schedules hereto may only be amended by a written instrument signed by Bank and Blair.

     16.6 Non-Waiver. No delay by a party hereto in exercising any of its rights hereunder, or partial or single exercise of such rights, shall operate as a waiver of that or any other right. The exercise of one or more of a party's rights hereunder shall not be a waiver of, or preclude the exercise of, any rights or remedies available to such party under this Agreement or in law or at equity.

     16.7 Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions shall remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.

     16.8 Waiver of Jury Trial. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.

     16.9 Governing Law; Compliance with Law.

          (a) This Agreement and all rights and obligations hereunder (other than the Program itself, including without limitation all matters related to the Accounts, the Account Agreement, the Forms and the Account Documentation to the extent related to the relationship between the Accountholders and the Bank, which shall be governed by Utah law), including, without limitation, matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of New York, without regard to internal principles of conflict of laws, and applicable federal law.

          (b) Each party shall comply with Applicable Law in connection with its activities and the performance of its rights and obligations hereunder. Notwithstanding anything else contained in this Agreement, neither party shall be obligated to take any action that such party believes in good faith would violate, or is reasonably likely to cause either of them to violate, any Applicable Law or that would cause such party to become a "consumer reporting agency" for purposes of the federal Fair Credit Reporting Act.

     16.10 Captions. Captions of the articles and sections of this Agreement are for convenient reference only and are not intended as a summary of such articles or sections and do not affect, limit, modify or construe the contents thereof.

     16.11 Notices. Any notice, approval, acceptance or consent required or permitted under this Agreement shall be in writing to the other party and shall be deemed to have been duly given when delivered in person or, if sent by United States registered or certified mail, with postage prepaid, or by a nationally recognized overnight delivery service, when received, addressed as follows:

               If to Blair:

                    Blair Corporation.
                    220 Hickory Street
                    Warren, PA 16366
                    Attention: Bryan Flanagan,
                               Chief Financial Officer
                    Fax: (814) 726-6123

               With a copy to:

                    Patton Boggs LLP
                    2550 M Street, NW
                    Washington, D.C. 20037
                    Attention: John H. Vogel, Esq.
                               Philip G. Feigen, Esq.
                    Fax: (202) 457-6315

               If to Bank:

                    World Financial Capital Bank
                    2855 East Cottonwood Parkway
                    Salt Lake City, UT 84121
                    Attention: Marvin Corne,
                               President
                    Fax: (801) 527-2283

               With a copy to:

                    ADS Alliance Data Systems, Inc.
                    800 Tech Center Drive
                    Gahanna, OH 43230
                    Attention: Karen A. Morauski,
                               Vice President and Counsel
                    Fax: (614) 944-5801

     16.12 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the parties or any third party to create the relationship of principal and agent, partnership, joint venture or of any association between Blair and Bank, and no act of either party shall be deemed to create any such relationship. Blair and Bank each agree to such further actions as the other may request to evidence and affirm the non-existence of any such relationship.

     16.13 Press Releases. Blair and Bank each shall obtain the prior written approval of the other party with regard to the substance and timing of any press releases which announce the execution of this Agreement or the transactions specified herein, which prior approval shall not unreasonably be withheld. At all times thereafter, Blair and Bank, prior to issuing any press releases concerning this Agreement or the transactions specified herein, shall consult with each other concerning the proposed substance and timing of such releases and give due consideration to the comments of the other party relating thereto. The foregoing notwithstanding, it is understood that neither party shall be required to consult with the other party with regard to (a) press releases and other announcements as may be required by Applicable Law or the applicable rules and regulations of any governmental agency or stock exchange and (b) publications prepared solely by and for employees of Blair or Bank, or their respective Affiliates, all of which may be issued without prior consultation with, or the prior written consent of, the other party. Prior to filing a copy of this Agreement with any governmental authority or agency, the filing party will consult with the other party with respect to such filing and shall redact such portions of this Agreement which the other party requests be redacted, unless, in the filing party's reasonable judgment based on the advice of its counsel (which advice shall have been discussed with counsel to the other party), the filing party concludes that such request is inconsistent with the filing party's obligations under Applicable Law.

     16.14 Third Parties. There are no third-party beneficiaries to this Agreement. The parties do not intend: (i) the benefits of this Agreement to inure to any third party; or (ii) any rights, claims or causes of action against a party to be created in favor of any person or entity other than the other party.

     16.15 Force Majeure. If performance of any service or obligation under this Agreement, including the service level standards at Schedule 5.2, is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, earthquakes, war, revolution, civil commotion, acts of public enemies, blockade, embargo or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond the reasonable control of a party and could not have been prevented by reasonable precautions, then such party shall be excused from such performance to the extent of and during the period of such prevention, restriction, delay or interference. A party excused from performance pursuant to this Section shall exercise all reasonable efforts to continue to perform its obligations hereunder, including by implementing its disaster recovery and business continuity plan as provided in Section 5.7, and shall thereafter continue with reasonable due diligence and good faith to remedy its inability to so perform except that nothing herein shall obligate either party to settle a strike or other labor dispute when it does not wish to do so. In the event a party is unable to perform substantially for any of the reasons described in this Section, it will notify the other party promptly of its inability so to perform, and if the inability continues for at least one-hundred eighty (180) consecutive days (thirty (30) days in the cases of credit authorizations and processing of new Accounts), the party so notified may then terminate this Agreement forthwith.

     16.16 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto which are expressly incorporated herein by reference, supersedes any other agreement, whether written or oral, that may have been made or entered into by Blair and Bank (or by any officer or employee of either of such parties) relating to the matters specified herein, and constitutes the entire agreement by the parties related to the matters specified herein or therein.

     16.17 Binding Effect; Effectiveness. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other.

     16.18 Counterparts/Facsimiles. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Any telefacsimile of an executed counterpart shall be deemed an original.

     16.19 Survival. Upon the termination of this Agreement, the parties shall have the rights and remedies described herein. Upon such termination, all obligations of the parties under this Agreement shall cease, except that the obligations of the parties pursuant to Sections 6.4

(Bank Right of Chargeback), 6.5 (Exercise of Chargeback), 8.1 (Blair Licensed Marks) which shall survive as provided in such Section, 8.2 (Bank Licensed Marks) which shall survive as provided in such Section, Section 10.1 (Audit; Access Rights) which shall survive for sixty (60) days beyond the termination date, 10.2 (Dispute Resolution), Article 11 (General Confidentiality), Article 14 (Effects of Termination), Article 15 (Indemnification), and Sections 16.1 (Precautionary Security Interest), 16.8 (Waiver of Jury Trial), 16.9(a) (Governing Law), and 16.20 (Taxes) shall survive the expiration or termination of this Agreement.

     16.20 Taxes. Blair will be responsible for, and agrees to pay, all sales, use, excise, and value-added taxes, or taxes of a similar nature (excluding personal property taxes and taxes based on Bank's income which shall be borne by
Bank), imposed by the United States, any state or local government, or other taxing authority, on all services provided by Bank under this Agreement. The parties agree to cooperate with each other to minimize any applicable sales, use, or similar tax and, in connection therewith, the parties shall provide each other with any relevant tax information as reasonably requested (including without limitation, resale or exemption certificates, multi-state exemption certificates, information concerning the use of assets, materials and notices of assessments). All amounts set forth in this Agreement are expressed and shall be paid in lawful U.S. dollars.

     16.21 Cooperation. Blair and Bank agree to cooperate and to produce or execute such other documents or agreements as such parties agree may be necessary or desirable for the execution and implementation of this Agreement and the consummation of the transactions specified herein or contemplated hereby.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

BLAIR CORPORATION


By: /s/ BRYAN J. FLANAGAN
    ---------------------------------
Name: Bryan J. Flanagan
      -------------------------------
Title: Senior Vice President and
       Chief Financial Officer
       ------------------------------

WORLD FINANCIAL CAPITAL BANK


By: /s/ MARVIN H. CORNE
    ---------------------------------
Name: Marvin H. Corne
      -------------------------------
Title: President
       ------------------------------

                         SCHEDULES TO PROGRAM AGREEMENT

SCHEDULE                      SUBJECT
--------                      -------
   2.2.....................   Terms for Accounts
   3.1.....................   Operating Procedures
   4.1(a)..................   Marketing Commitment
   4.2.....................   Operating Committee
   4.7.....................   Enhancement Products
   4.7(e)..................   Monthly Master File Reports from Bank to Blair
   5.1.....................   Reports from Bank to Blair and Operating Committee
   5.2.....................   Service Level Standards
   6.5.....................   Permitted Chargebacks
   7.3.....................   Compensation and Fees
   15......................   Certain Definitions
   16.3....................   Assignment

EXHIBITS                      SUBJECT
--------                      -------
   A.......................   Licensed Blair Marks
   B.......................   Licensed Bank Marks